As filed with the Securities and Exchange Commission on January 16, 2001.

                                                      Registration No. 333-33134

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                              FORM SB-2 AMENDMENT 6
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                           SAVE ON ENERGY, INC.
             (Exact name of registrant as specified in its charter)





          GEORGIA                         336300               58-2267238
--------------------------------------------------------------------------------
(State or Other Jurisdiction of   (Primary Standard         (IRS Employer
 Incorporation or Organization       Classification      Identification Number)
                                      Code Number)

                              SAVE ON ENERGY, INC.
                          Ste. 211 4851 Georgia Hwy 85
                            Forest Park Georgia 30050
                                 (404) 765-0131
  ----------------------------------------------------------------------------
                          (Address and Telephone Number
  of Registrant's Principal Executive Offices and Principal Place of Business)

                                 Robby E. Davis
                      President and Chief Executive Officer
                              SAVE ON ENERGY, INC.
                          Ste. 211, 4851 Georgia Hwy 85
                            Forest Park Georgia 30050
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)


                                 with a copy to:
                             Edward C. Kramer, Esq.
                              Kramer & Kramer, LLP
                                708 Third Avenue
                               New York, NY 10017
                                 (212) 983-0007
                     ---------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable following the date on which this Registration Statement becomes effective.
                       -----------------------------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |_|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. |_|
- --------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


                         CALCULATION OF REGISTRATION FEE


=======================================================================================================================
Title of each class                           Proposed maximum             Proposed maximum            Amount of
of securities                Amount to be     offering price per           aggregate offering          registration
to be registered             registered       share (1)                    price (2)                   fee
=======================================================================================================================
 Common Stock              900,000(1)        $1.75(2)                      $1,575,000                     $415
=======================================================================================================================

(1) Based on the highest sales price of the registrant's common stock as quoted on the Nasdaq OTC Bulletin Board on March 17, 2000, representing the most recent sales, as estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                              SAVE ON ENERGY, INC.

                              Up to 900,000 Shares
                                 of Common Stock

         Save on Energy, Inc. is registering an aggregate of 900,000 shares of our common stock under this prospectus out of 3,406,000 shares of common stock that are currently issued and outstanding. As of March 23, 2000 our common stock was quoted on the Nasdaq OTC Bulletin Board under the symbol "SAVEE." At this time our common stock is no longer traded on the Nasdaq OTC Bulletin Board under the symbol "SAVEE, but is traded on the "Pink Sheets" under the symbol "SAVE." On March 17, 2000, the last reported sale price of Save's common stock was $1.75 per share. We will not receive any proceeds from the resale of any securities being registered. We have agreed to pay the expenses of this offering.

                           -------------------------

         See "Risk Factors" beginning on page 6 of this prospectus for a discussion of certain factors that you should consider before investing.

                           -------------------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.


This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------

                  This prospectus is dated                         .

                                TABLE OF CONTENTS
                                                                           Page


SUMMARY....................................................................3

RISK FACTORS...............................................................3

FORWARD LOOKING STATEMENTS.................................................6

THE SELLING SHAREHOLDERS...................................................7

USE OF PROCEEDS............................................................7

MARKET FOR COMMON STOCK....................................................7

DIVIDEND POLICY............................................................8

THE COMPANY................................................................8

MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................21

PRINCIPAL STOCKHOLDERS....................................................24

MANAGEMENT................................................................26

RELATED PARTY TRANSACTIONS................................................28

DESCRIPTION OF SECURITIES.................................................29

PLAN OF DISTRIBUTION......................................................32

LEGAL MATTERS.............................................................33

EXPERTS  .................................................................33

WHERE YOU CAN GET MORE INFORMATION........................................33

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................F-1

                                     SUMMARY

           To understand the stock offering fully, you should carefully read this entire prospectus. References in this prospectus to "we," "us," "our" and "Save" refer to Save on Energy, Inc.

                              SAVE ON ENERGY, INC.
                          Ste. 211 4851 Georgia Hwy 85
                           Forest Park, Georgia 30050
                                 (404) 765-0131
                               Fax (404) 765-0171

           Save on Energy, Inc., formerly known as Electronic Fuel Control, Inc., was incorporated in the State of Georgia in 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines, stationary or vehicular, to non-petroleum based fuels such as compressed natural gas and liquefied natural gas.

           We market alternative fuel conversion kits for gasoline or diesel fuel engines which include a patented device. In the case of a gasoline engine, the engine is converted to an engine powered by either gasoline or an alternative fuel. In the case of a diesel engine, the engine is converted into an engine powered by either diesel fuel or a mixture of diesel fuel and alternative fuel.



                                  The Offering


           This is an offering of 900,000 shares for the benefit of the selling stockholders. They may elect from time to time to sell their shares but are not required to do so. We will not receive any of the sale proceeds. We are paying all the expenses of the offering.






                                  RISK FACTORS

     The purchase of the securities offered involves a high degree of risk. You should consider, in addition to the negative implications of all material in this prospectus, the following specific risks, particularly in relation to your own financial circumstances and your ability to suffer the loss of your entire investment.

RISK FACTORS RELATING TO THE COMPANY'S BUSINESS
--------------------------------------------------

You should carefully consider the following risk factors before making an investment.

           1. Our Limited Operating History Makes it Difficult to Access or Analyze Our Prospects for Success. We were organized on April 1, 1996 and have conducted only limited operations to date, consisting of negotiating the license to use the patents, further research and development and limited sales efforts. No assurances can be given that we will develop a marketing and sales program which will generate significant revenues from the sales of the products we offer. The likelihood of our success must be viewed in light of the delays, expenses, problems and difficulties frequently encountered by an enterprise in its development stage, many of which are beyond our control. We are subject to all the risks inherent in the development and marketing of new products.

           2. There is No Assurance of Sales or Acceptance of Products, Which Involve New Technologies and Which Have Only Been Sold on a Limited Basis. The engine conversion kits we market and sell have been distributed only on a limited basis during the last 14 years and no assurance can be given that we will be able to market such products successfully on a wide-scale commercial basis or that significant revenues will be generated from any such sales.

           3. Technological Change May Make Our Products Obsolete or Difficult to Sell at a Profit. Modern technology is characterized by extensive research and rapid technological change. Newer technologies may be developed which perform more efficiently than the equipment we manufacture and market. Major automobile and truck companies, academic and research institutions and others could develop new fuels or new devices which could be installed at the original equipment manufacturer level and which could potentially render our systems obsolete. In addition, competitors may develop technology and systems which can be sold and installed at a lower per unit cost. There can be no assurance that we will have the capital resources available to undertake the research which may be necessary to upgrade our equipment or develop new devices to meet the efficiencies of changing technologies. Our inability to adapt to technological change could have a materially adverse effect on our results of operations.

           4. The Limited Availability of Alternative Fuels Can Hinder Our Ability to Market Our Products. Alternative fuel engines have been commercially available in the past; however, the most significant impediment to the growth in the market for alternative fuel vehicles traditionally has been the limited availability of alternative fuel sources, such as natural gas and propane. The success of engines based on alternative fuels will probably be directly effected by the development of the infrastructure of the natural gas industry and the widespread availability of such fuel sources. To some degree, this problem will remain at the forefront of, and be an impediment to, the success of alternative fuel power sources. However, we believe that with the development of the dual fuel conversion system kit, vehicles will not be tied exclusively to alternative fuels, but will have the option and ability to operate on standard diesel fuel alone. In all events, our business and the market for alternative fuel vehicles would benefit substantially from the growth of the infrastructure of the natural gas industry and the more widespread availability of alternative fuels. Conversely, our business and the market for alternative fuel vehicles would be substantially hurt by a diminished or lack of growth of the infrastructure of the natural gas industry and the less widespread availability of alternative fuels.

           5. The Lack of Distributorships Limits Our Ability to Market Our Products. As of the date hereof, we are distributing our products exclusively through our offices in Forest Park, Georgia. We intend to establish regional master distributorships through which we will offer and sell our products. However, there is no assurance that we will be able to negotiate or conclude satisfactory distributor agreements or, if negotiated and concluded, that such distributors will employ qualified or competent personnel or that they can obtain satisfactory locations from which to distribute our products. Until such time as we can establish distributorships, if ever, we must continue to rely on our offices in Forest Park to develop a sales base for our products.

           6. Competition from Companies with Already Established Marketing Links to Our Potential Customers May Adversely Effect Our Ability to Market Our Products. As the time to comply with federal and state regulations relating to emissions and fuel efficiency approaches, so too does the universe of entities seeking to develop and market products such as those we sell. Other companies presently are marketing diesel fuel and dual fuel conversion kits. In addition, automobile and truck manufacturers may develop and install similar proprietary devices as original equipment.

           7. Competition Utilizing Other Energy Sources May Adversely Affect Our Ability to Market Our Products. The current regulatory emphasis on lowering engine emissions is an economic incentive for developing non-petroleum based or decreased hydro-carbon emitting power sources, some of which may be superior to ours or may well be selected by converters, states or federal agencies, regardless of superiority. In this regard, we are also competing against manufacturers of electric vehicles and against vehicles which rely on other fuel sources such as solar power or hydrogen. Electric cars have been in development for many years and have been tested extensively and some manufacturers are selling such vehicles on a commercial basis.

           8. Resistance to Our Products by Major Oil Companies May Adversely Affect Our Ability to Market Our Products. The major oil companies remain a powerful and formidable lobby. Our products directly contest the continued use of large quantities of petroleum based products (gasoline and diesel fuel) and we and others in the industry may face obstacles to our success imposed by the major oil companies. We are unable to predict at this time whether or not the oil companies will present any significant impediments to the continued growth and overall success of the industry in which we are engaged.

           9. Safety Concerns in Connection with Alternative Fuels and Our Limited Insurance May Adversely Affect Our Ability to Conduct Business. Liquefied natural gas is highly flammable and may present risk in the event of a collision involving the storage tanks. These concerns may make marketing our products more difficult at any point in time. Further, an accident or catastrophe could adversely affect our ability to conduct business in view of our limited insurance. We have obtained liability insurance from a "Best" A rated insurance carrier in the gross amount of $2 million. The policy provides insurance of $2 million in the aggregate during any one year and $1 million per event to cover accidents or other liability incurred as a result of a malfunction of the Company's products. There is no assurance that coverage in this amount will be sufficient to meet all claims which we may face in respect of our products in the event of serious bodily harm or property damage as a result of defects or flaws in the products. In the event the amount of any claim or claims in the aggregate exceed the amount of our liability insurance, we may be required, among other possible scenarios, to remit all revenues to claimants which may force us to cease operations.

           10. Our Business is Dependent Upon a Key Employee and a Key Consultant. Our future success will be largely dependent on the personal efforts of Robby Davis, an officer and director of Save, and Frank Davis, a consultant to Save and the Technical Advisor to the Board of Directors. The loss of either of such persons would have a material adverse effect on our business and prospects. We have no key man life insurance on either individual.

           11. The Fact That We Currently Have a Single Supplier for Certain Key Components May Adversely Affect Our Ability to Manufacture Our Products. Currently, the control boxes and other key elements used for our conversion kits are received from a single source. Accordingly, should anything happen to our supplier, or for some reason we are no longer able to obtain the control boxes or other key elements from our supplier, we will not be able to produce or will be delayed in producing conversion kits for sale or distribution, which could cause delays in our operation or sales or make continued operation or sales unprofitable.

           12. We Are Subject to Risks in Our International Transactions and Operations. We are subject to risks related to our international operations. We anticipate that international sales will increasingly account for a significant portion of our net sales and revenue. We intend to widen the scope of our license from the Davis Family Trust and to expand our export sales to markets in Asia, Europe, South America, Africa and the Middle East and to enter additional countries in these international markets which may require significant management attention and financial resources. Changes in existing regulatory requirements outside of the United States or the adoption of new requirements in foreign countries could have a material adverse effect on our business, financial condition and results of operations. For instance, foreign governments may extend time-tables decelerating the time within which certain industries must comply with existing regulations mandating the use of alternative fuels so that the industry will grow at a much slower pace. Thus, our operating results will be increasingly subject to risks related to international sales, including:

     o    regulatory requirements;

     o    political and economic changes and disruptions;

     o    transportation delays;

     o    national preferences for locally manufactured products; and

     o import duties or other taxes which may affect the prices of our products in other countries relative to competitors.



                           FORWARD LOOKING STATEMENTS

Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

Important factors that may cause actual results to differ from projections include, for example:

     o    general  economic  conditions,   including  their  impact  on  capital
          expenditures;

     o    business conditions in industries using diesel engines;

     o    the regulatory environment;

     o    rapidly changing technology and evolving industry standards;

     o    new products and services offered by competitors; and

     o    price pressures.

                              SELLING STOCKHOLDERS

      The following table sets forth the number of shares of common stock beneficially owned by each of the selling stockholders as of the date hereof, the number of shares owned by them covered by this prospectus and the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus. None of the selling stockholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of the shares or other securities of ours or as a consultant. All of the selling stockholders, except for Bresner Partners, Ltd., are shareholders of International Fuel Systems, Inc., which has a consulting and distribution agreement with us. The information included below is based on information provided by the selling stockholders. Because the selling stockholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered hereby will be sold.

                                                   Shares
                                                   Owned        Percentage of
                             Shares of              After        Shares Owned
                          Beneficially   Shares   Offering     After Offering
Name                          Owned      Offered     (1)             (1)
--------------------------  ---------    -------   --------     -------------
Lanier M. Davenport           300,000     300,000        0           0.00%
Lanier M. Davenport, Jr.,
           UTMA                40,000      40,000        0           0.00%
Steven Ray Davenport, UTMA     40,000      40,000        0           0.00%
Sarah Byrd Davenport, UTMA     40,000      40,000        0           0.00%
Carol Espinosa                 65,000      65,000        0           0.00%
Jonathan P. Hoover             65,000      65,000        0           0.00%
Dennis L. Knight               40,000      40,000        0           0.00%
Kota Suttle                    20,000      20,000        0           0.00%
Daryl Powell                   40,000      40,000        0           0.00%
Gerald B. Andrews             150,000     150,000        0           0.00%
Bresner Partners, Ltd.        100,000     100,000        0           0.00%
----------
(1)   Assumes sale of all shares offered by the selling stockholders.


                                 USE OF PROCEEDS


We will not be selling any of our shares through this registration, since the main purpose of this registration is to register already issued shares and enable the selling stockholders to sell their shares. Accordingly, we will not receive any funds or proceeds from this registration.


                             MARKET FOR COMMON STOCK

Our common stock is quoted on the "Pink Sheets" under the symbol "SAVE" and began trading December 17, 1996. The following table taken from America Online shows quarterly low and high bid information for the common stock from January 1, 1998 through December 15, 2000:

2000                             Low Bid                  High Ask
----                             -------                  --------
Fourth Quarter (1)                $0.12                   $0.40
Third Quarter                     $0.25                   $1.00
Second Quarter                    $0.25                   $2.875
First Quarter                     $0.875                  $3.875

1999
----
Fourth Quarter                    $0.25                   $1.125
Third Quarter                     $0.48                   $1.125
Second Quarter                    $0.375                  $0.9375
First Quarter                     $0.75                   $1.375

 1998
----
Fourth Quarter                    $0.625                  $1.125
Third Quarter                     $0.25                   $2.00
Second Quarter                    $1.50                   $3.375
First Quarter                     $1.00                   $3.125



-----------
(1)      Through and including December 15, 2000.

Market quotations reflect inter-dealer prices, without retail markups, markdown or commissions and may not necessarily reflect actual transactions. As of December 15, 2000, there were 3,406,000 shares of common stock outstanding.

                                 DIVIDEND POLICY

We have never paid a cash dividend on our common stock and do not plan to pay any cash dividends on our common stock in the foreseeable future.

THE COMPANY

Save On Energy, Inc. was originally incorporated as Electronic Fuel Control, Inc. on April 1, 1996 for the purpose of developing and marketing after-market conversion systems to permit diesel engines to run in a "dual-fuel" mode with natural gas added to the fuel mixture. Although the technology is equally applicable to gasoline and diesel engines, we subsequently decided to concentrate our energy and assets on building a business serving only diesel-powered vehicles, a market determined to have a larger revenue potential per customer.

HISTORICAL OPERATIONS AND FUTURE PLANS

We became a publicly traded company in 1996 as a result of the sale of 195,000 shares at $5.00 per share under Section 504 of the Securities Act of 1934. This placement raised $975,000 for us, less commissions and costs of the offering. It was from these funds as well as other monies previously and subsequently raised that we developed commercial versions of our technology to fit many older, naturally aspirated, diesel engine types and placed more than 1,200 conversion units into engines all around the world. In addition, we completed preliminary work to apply our technology to the newer drive-by-wire engine types. As a result of these activities we believe we are poised to begin a much more extensive sales and revenue creation phase. With appropriate financing we plan on marketing to large engine manufacturers, municipalities and government entities, both nationally and internationally.


During the first quarter of 1999, we entered into a written agreement with International Fuel Systems, Inc., a Tennessee corporation, and Lanier Davenport, its principal shareholder, reflecting their purchase of 600,000 shares. In addition, the agreement provided for 600,000 additional shares to be issued to International Fuel Systems, Inc. if it met certain marketing goals or made certain payments. As of January 16, 2001, 200,000 of such additional 600,000 shares have been issued to International Fuel Systems, Inc. or its designees. The 800,000 shares issued to International Fuel Systems, Inc. are being resold in this offering. International Fuel Systems, Inc. established several business relationships for the Save duel fuel system with organizations outside the US. In particular, it initiated a development program with a diesel engine manufacturer in Hungary and established a joint venture with NUI/CARITRADE INTERNATIONAL with respect to certain countries of Eastern and Western Europe. Should this program materialize, we will seek to include such additional territories as may be relevant to our license from The Davis Family Trust. At this time it cannot be determined if such program and venture will eventually realize revenue.


LEASES

We lease 6,000 square feet of combination office and warehouse space in an established industrial park in Forest Park, Georgia located near the intersections of Interstates 285 and 75, and close to the Atlanta airport. The lease for this location expires at the end of February 2001. There are 8 full time employees in this facility, with adequate space to add several more as the business grows.


PRODUCTS and TECHNOLOGY

German engineer Rudolf Diesel invented the diesel engine in the late 1890's. A diesel engine looks and works very much like a gasoline engine. However, unlike the gas engine, diesel engines have no spark plugs. Diesel fuel has a very low flash point, meaning that it self ignites at a low pressure/temperature condition. Within the diesel engine, when the piston is at the top of the cylinder (at the conclusion of the compression stroke) and the mixture of fuel and air within the cylinder is at the maximum pressure, the air has been heated by being compressed, and the diesel fuel vapors spontaneously combust. With no spark (and no spark plugs or distributor) needed to ignite the fuel, diesel engines are much simpler and more reliable than gasoline engines. In addition, diesel fuel contains unrefined hydrocarbons that act as a lubricant to internal engine components while the engine is running. This contributed to a significantly longer engine life than can be expected from other fuels.

The main disadvantage of a diesel engine is that it emits far more pollutants than its gasoline-fueled counterpart. Diesel exhaust contains particulate matter, visible as soot that contains unburned and partially burned fuel. These hydrocarbon emissions are a significant contributor to air pollution and to human respiratory system difficulties. This is particularly true when hydrocarbons become suspended in the atmosphere or when they come to exist in great quantity in the air at a particular location, such as is the case Los Angeles, Mexico City, and Cairo. Of even greater significance is the fact that diesel fuel combustion produces nitrous oxide, a toxin that is universally acknowledged as harmful to humans and the environment.

Engines. There are different diesel engines. Many of the differences are in how the fuel/air mixing operation is performed. However, all diesel engine are sparkless, using the increased temperature of the compressed air to ignite the fuel.

Naturally Aspirated Engine. Unlike gasoline engines that mix the fuel with the air outside the cylinder, diesel engines mix the fuel with the air inside the cylinder. In all diesel engines, the fuel is directly injected into the cylinder. Because they are able to operate on a wider range of fuel quality than gasoline engines and because they could be built in much larger and more powerful configurations, diesel engines quickly adapted to many commercial applications.

Turbocharged  Engine.   Turbocharged  engines  force  compressed  air  into  the
cylinder. These are more efficient than the naturally aspirated engines and consume less fuel.

Drive-by-Wire Engines. As a further extension of automobile engine technology to diesels, in 1993/94, engine manufacturers began producing turbocharged engines that use an electronically timed fuel injection system. In this engine, injection of the fuel into the engine cylinder is controlled more precisely than is possible using the mechanical system. Because the fuel injection process is more precisely timed and measured, drive-by-wire engines have lower emissions and better fuel economy than other engines.

The improved fuel efficiency and reduced emissions that resulted from the drive-by-wire engines is only a small step. These engines, like other diesel engines continue to emit substantial quantities of unburned fuel, particulate hydrocarbons and nitrous oxide that exceed the levels permitted under the guidelines of the Clean Air Act.

BARRIERS TO GROWTH OF ALTERNATIVELY FUELED VEHICLES

Few Fueling Stations. Gas companies are reluctant to install fueling stations against a market with a limited vehicle count. Recent estimates indicate that there are about 1,200 compressed natural gas vehicle refueling stations in the USA, certainly far less than one on every corner, as is the case with gasoline. Despite this, suppliers of compressed natural gas and liquified natural gas have developed trailer mounted fueling stations to provide an option for fleet vehicle fueling without the great expense for a fixed installation.

Few Vehicles. Even though the base legislation has now been in force for nearly 10 years, and the conversion requirements are clearly set, particularly for state, municipal and federal vehicle fleets, estimates place the number of natural gas powered medium and heavy duty vehicles in service in the USA at less than 50,000. This compares disproportionately to the more than 1 million natural gas or dual fuel vehicles in service outside the US.

High Cost of Dedicated Engine Conversions. To convert an existing and running diesel engine to run exclusively on natural gas - called a dedicated engine - regardless of whether the gas is liquefied or compressed, requires that an electronic ignition system be installed in the vehicle. This requires new cylinder heads, the spark plug electronics, and a whole lot more. The end result is a conversion cost for a typical heavy-duty truck in excess of $50,000.
Similarly, the cost of a new vehicle equipped with a full time natural gas engine is as much as $50,000 more than the same vehicle with its standard diesel engine.

Large Inventory of Diesel Powered Vehicles. One of the main advantages of diesel engines is their long life. With millions of perfectly good vehicles in service, private sector fleet operators have little incentive to discard them and replace them with dedicated alternative fuel vehicles.

OUR CONVERSION KITS.

Our duel fuel system permits existing vehicles to be converted to dual fuel capability at a cost, including the fuel tank, of less than $10,000 in most cases. Importantly, we believe that significant engine performance is not lost as a result.

LEGISLATIVE INCENTIVE and ASSISTANCE PROGRAMS

Some of the Federal laws that apply directly to increased use of alternative fuels and conversion of vehicles to for the use of alternative fuels are described below:

The Clean Air Act of 1970, together with the Clean Air Act Amendments of 1990. The Clean Air Act was passed in 1970 to improve air quality nationwide. Congress changed that law in 1990, passing the Clean Air Act Amendments of 1990 creating several initiatives to reduce vehicle pollutants. These laws set emissions standards for stationary and mobile pollutant sources and establish targets, standards and procedures for reducing human and environmental exposure to a range of pollutants generated by industry in general and transportation most specifically. Importantly for us, the1990 Amendments to the Clean Air Act require businesses that maintain centrally fueled fleets of 10 or more vehicles in certain heavy smog locations to convert, either through new vehicle purchases or by converting existing vehicles, a portion of their fleet to clean burning alternative fuels. These laws specifically include the diesel and natural gas duel-fuel system as an alternative fuel and specify actions that fleet operators must take and timetables for their completion.

The Energy Policy Act of 1992 was created to accelerate the use of alternative fuels in the transportation sector. With this law in place, the primary goal of the Department of Energy became to decrease the nation's dependence on foreign oil and increase our energy security through the use of domestically produced alternative fuels. The Energy Policy Act of 1992 mandates the schedule by which Federal, State and Municipal vehicle fleets must incorporate alternative fueled vehicles into their overall vehicle mix. As we enter the 21st Century, this has significant ramifications for the military, which operates thousands of diesel vehicles, and for the state departments of transportation, which operate tens of thousands of diesel powered dump trucks and related highway service and repair vehicles, plus the tens of thousands of vehicles operated by the private contractors who support these agencies.

Other Federal and State Incentives and Alternative Fuel Vehicle Programs. There are a number of other Federal and State programs that have been created and which provide funding or other incentives for the conversion from diesel engines to alternative fuels.

Clean Cities Program. Created by the Department of Energy, the Clean Cities Program coordinates voluntary efforts between locally based government and industry to accelerate the use of alternative fuels and expand the alternative fuel vehicle refueling infrastructure.

Alternative Fuel Vehicle Credits Program. Congress created this credits program to encourage fleets to increase the number of alternative fuel vehicles in their fleets early and aggressively. Credits are allocated to state fleet operators and covered alternative fuel provider fleet operators when alterative fuel vehicles are acquired over and above the amount required, or earlier than expected. Since credits can be traded and sold, fleets have the flexibility to acquire alternative fuel vehicles on the most cost- effective schedule.

State Energy Program. States will promote the conservation of energy, reduce the rate of growth of energy consumption, and reduce dependence on imported oil through the development and implementation of a comprehensive State Energy Program. The State Energy Program is the result of the consolidation of two Federal formula-based grant programs - the State Energy Conservation Program and the Institutional Conservation Program. The State Energy Program includes provisions for financial assistance for a number of state-oriented special project activities. These activities specifically include programs to accelerate the use of alternative transportation fuels for government vehicles, fleet vehicles, taxis, mass transit, and individuals' privately owned vehicles.

Department of Energy/Urban Consortium Funds. Department of Energy's Municipal Energy Management Program has funded about 300 projects that demonstrate innovative energy technologies and management tools in cities and counties through the Urban Consortium Energy Task Force. Each year the task force requests proposals from urban jurisdictions including cities, counties and recognized tribal governments. It funds those projects that best define and demonstrate innovative and realistic technologies, strategies, and methods that can facilitate urban America's efforts to become more energy efficient and environmentally responsible. In the past, a number of alternative fuel vehicles projects have received funding from the Urban

Consortium Energy Task Force.

Petroleum  Violation  Escrow  Account.  Oil  overcharge  funds,  also  known  as petroleum violation escrow funds were created by fines or settlements that became available as a result of oil company violations of the federal oil pricing controls. These monies have been made available to the states for use in one or more of three federal energy-related grant programs: the State Energy Program and the Weatherization Assistance Program, administered by the Department of Energy, and the Low-Income Home Energy Assistance Program, which is administered by the Department of Health and Human Services.

Congestion Mitigation and Air Quality Improvement Program. This program was re-authorized in the recently enacted Transportation Equity Act for the 21st
Century. The primary purpose of the program remains to fund projects and programs in non-attainment and maintenance areas that reduce transportation related emissions.

Section 3 Discretionary and Formula Capital Program. This program provides funding for the establishment of new rail projects, improvement and maintenance of existing rail projects, and the rehabilitation of bus systems. Funding is not specifically designated for alternative fuel vehicles, but the funds provided by this program could be used to purchase alternative fuel buses. Most projects funded through Section 3 will receive 80% of the total project costs.

The Clean Fuel Fleet Program. This is an initiative implemented by the Environmental Protection Agency in response to the Clean Air Act Amendments of 1990. The Clean Fuel Fleet Program requires fleets in cities with significant air quality problems to incorporate vehicles that will meet clean fuel emissions standards.




Pollution Prevention Grants Program. This Federal program supports the establishment and expansion of state pollution prevention programs and addresses various sectors of concern such as energy, transportation, industrial toxins, and agriculture. Funds available under this grant/cooperative agreement are awarded to support innovative pollution prevention programs that address the transfer of potentially harmful pollutants across air, land, and water. State agencies are required to contribute at least 50% of the total cost of their project.

State Legislation and Alternative Fuel Vehicles Support Programs. In addition, many states also offer incentives for converting and operating alternative fueled vehicles. These incentives take many forms, including income tax deductions and credits, vehicle fuel tax reductions, access to high occupancy vehicle lanes, and grants to cover some of the costs of acquiring or converting vehicles and installing fueling infrastructure.

Impact of Legislative Initiatives on Save. We consider that the dual fuel system we have developed and marketed is an alternative fuel as defined by these laws. Subject to completing Environmental Protection Agency certifications for reduced emissions, engines converted to the Save dual fuel operating system may qualify for available tax incentives.

Global Initiatives. In addition to the many Federal and State programs, the United Nations has a long-standing program to improve the air quality, worldwide. The program is administered through the United Nation's Economic and Social Development Division. The United Nations does not provide funding, but they do work extensively to facilitate the flow of technical information into member nations that have need to address local or regional pollution problems.


PATENTS ISSUED AND APPLIED

On October 30, 1984, United States Patent # 4,479,466 was issued to Save founder Frank Davis for:

                     "A natural gas and air mixing device for allowing the combustion of a mixture of natural gas and air in a conventional internal combustion engine."

Although this device was designed specifically for the purpose of using natural gas to power a gasoline engine, it set the stage for future work to develop conversion kits that would permit diesel engines to operate on a mixture of diesel and natural gas.

From the knowledge gained in subsequent years, Frank Davis and his son, Robby Davis, were granted three additional patents for mixing devices. Two were issued in 1991 and the third in 1994. All three described apparatuses for introducing a mixture of air and gaseous fuel into internal combustion engines and the method or process for doing that.

Further, in December 6, 1994, Frank Davis and Robby Davis were issued United States Patent # 5,370,097 for a "Combined Diesel and Natural Gas Engine Fuel Control System and Method of Using Such" for an internal combustion engine. This patent describes using a control means to insert the gaseous fuel in response to engine speed and load. This is the base patent upon which we rely.

Foreign applications have been filed in Germany and the United Kingdom. Frank Davis and Robby Davis have assigned their interests in these patents to the Davis Family Trust. The Davis Family Trust has granted us a license to use the patents.



OUR DUAL FUEL SYSTEM

There are two types of dual fuel systems in use. Our dual fuel system is a closed loop system. The fuel flow controller monitors engine operating parameters. Based on the input it receives, it adjusts the gas/air and diesel fuel mixtures as necessary to create the optimum engine performance for the load at the time. The system makes continuous changes to the percentages of natural gas and diesel entering the cylinder during the intake cycle.

In an open loop system, as used by two competitors, the natural gas to diesel fuel mixture is pre-set, usually to around 40% gas and 60% diesel. The engine receives this mixture at all times, without regard to engine speed or load.

We believe that our closed loop system generally provides better fuel economy than an open loop system, better vehicle performance under the variety of load requirements engines face, a greater emissions reduction, particularly unburned fuel, hydrocarbon particulate and nitrous oxide, and reduced engine maintenance costs.

Our duel fuel system has three main components.

The Controller. This electronic unit is the brain of the system. From sensors that monitor key parameters of engine performance, such as speed and temperature, and what it is being asked to do, such as throttle position and fuel demand, the controller determines how much natural gas to place into the air intake stream. In general, the controller places the least amount of gas into the engine at idle engine speed without load. At this resting state, a typical dual-fuel engine would be running on 80% diesel and 20% natural gas. Conversely, the greatest amount of gas is inserted when the vehicle is cruising at speed. In this state, a typical engine would be consuming a mixture of 20% diesel and 80% gas. Experience gathered over hundreds of installations has indicated that a typical engine, after conversion to our duel fuel system will normally run on a mixture of 70% gas and 30% diesel.

The Gas Air Mixing Device. The natural gas vapor must be administered into the air fuel flow in a manner that permits thorough mixing. To accomplish this, we hold patents on three different and unique devices that are placed into an engine air intake system This device, called the gas air mixing device, together with the fuel flow regulator and hoses is the second major component of our duel fuel system.

The Measuring, Monitoring and Reporting Devices and Their Connections. To optimize engine and vehicle performance, the controller needs to know the current status of a number of engine operating parameters ranging from throttle position to exhaust temperature. The sensors and wiring that gather and report this information to the controller make this the third component of our dual fuel system.



SWITCHING FROM DUAL FUEL TO FULL DIESEL OPERATION

The controller is programmed to automatically switch from dual-fuel operation to diesel when the natural gas fuel supply reaches a low level. As an option, a vehicle can be equipped with a manual switch. This switch permits 100% diesel operation on the drivers command.

COMPRESSED VS.  LIQUEFIED NATURAL GAS.

Our dual fuel system is indifferent to the two gas types. In general, compressed and liquefied natural gas differ only in their method of storage. Once they leave their storage vessels and are presented for insertion into the engine's fuel flow, both are in a gaseous state.

We do not include gas storage vessels in our conversion kit. The customer purchases these separately from a number of companies who manufacture them, or from us at the customer's request.

At the moment, liquefied natural gas is the preferred form of fuel. In liquid form, the gas requires less space to hold and its tanks put less weight onto the vehicle than does compressed natural gas. Because the liquified natural gas dealer brings the gas to the fleet site as frequently as needed, there is no supply constraint.

However, as the future unfolds, compressed natural gas filling stations might proliferate making these more easily accessible than is presently the case. Regardless, our dual fuel engine does not care which type is on the vehicle. The fleet's service technicians can make whatever minor adjustments the controller may require for optimum engine performance.

OUR SUPPLIER OF DUAL FUEL CONTROL SYSTEMS


           On April 29, 1996, we entered into a supply agreement with Ambac International Corporation to exclusively supply us with electronic duel fuel control systems for a period of twenty years. The material terms of the supply agreement are:

o Ambec was required to develop both an analog and digital duel fuel control system and agreed to sell those components designed for us, only to us, for 20 years.

o We are required to purchase all our duel fuel control systems from Ambec as long as the technology and prices are competitive, the components conform to industry standards and are delivered timely.

o The duel fuel control systems are purchased under Ambec's then current standard warranty.

o Unless the technology is covered under the patents owned by the Davis Family Trust, Ambec retains the technological rights to the duel fuel control systems.

o    There are no minimum orders required.

o The supply agreement can only be terminated for good cause, which shall include a material or repetitive breach of an obligation, policy, procedure or requirement of the supply agreement.

o The supply agreement requires the resolution of all disputes before the American Arbitration Association.

CERTIFICATION OF POLLUTION REDUCTIONS

In order to qualify for Federal and State grants and tax benefits, the reduction in polluting emissions that result from our engine modifications must be certified by independent outside agencies.


Environmental Protection Agency. The federal income tax deductions available as a result of the Energy Policy Act of 1992 require that the engine "satisfy any federal and state emissions certification, testing, and warranty requirements that apply." On June 23, 2000, we submitted to the Environmental Protection Agency a Notification of Agreement with Conditions for Sale of Aftermarket Alternative Fuel Conversion Systems in accordance with Memorandum 1A of the Environmental Protection Agency and Option III contained in the Addendum. In order to be compliant with the Environmental Protection Agency, we must meet 4 conditions as follows:

     o Full compliance with either Option I - Environmental Protection Agency Certification-, Option II -C A R B certification - or Option II - before and after emission testing to demonstrate that there has been no degradation of emissions -;

     o Records to be kept for 5 years of all sales of kits under Option II, including engine family identification, the vehicle identification number of the converted vehicle, the date the conversion was completed, and the appropriate emissions data adjusted by the applicable deterioration factor;

     o When total sales of all alternative fuel conversion kits have reached 200 units, a full certification plan must be presented to the Environmental Protection Agency for each engine family intended to be sold in model year 2002 and developmental testing in preparation for certification will begin;

     o If total sales of an alternative fuel conversion kit reach 600 for a particular engine family in model year 2000 and the kit manufacturer intends to sell that engine family in model year 2001, that engine family must be certified under Option I for model year 2001.

            Accordingly, we will initially qualify the Save duel fuel system on several of the most common diesel engine families under Option III. An engine family is generally one manufacturer/displacement/or horsepower type, even though numerous models of that type may have been manufactured over the years. Eventually, when full compliance with Option I - full certification - will be required by conditions (3 ) and (4) above, we expect that the cost to certify an engine will generally be between $50,000 and $75,000. Testing requires about 30 days, including set up and tear down. The Environmental Protection Agency typically issues reports of the results and certifications within 60 days following the testing.

New York State Energy Research and Development Authority. The State of New York provides funding for alternative fuel projects through this authority. We are currently taking steps to formalize our relationship with N.Y.S. Electric and Gas, with which we intend to jointly develop a project under a New York State Energy Research and Development Authority grant, which may be as high as 50% of the cost of the project.

MARKET SIZE

We believe that the market for after-market vehicle conversion kits is large, assuming the actual conversion of only a very small portion of the more than 12 million medium and heavy-duty diesel powered vehicles, 3 million of which are in the US, and 9 million are outside the US. The assumed average cost of the component kit to convert one vehicle is a conservative $5,000. This market estimate does not include the tanks to contain the gas or any costs born by the fleet operator to create the refueling facility.


USA Market Potential. To determine the market potential for Save duel fuel system, the US vehicle inventory can be divided into several segments, all consisting of heavy-duty vehicles with large numbers of the same type of engine.

Transit Buses. The Department of Transportation reports more than 128,000 transit buses in use nationwide. Of these, less than 5,000 are believed to be operating on alternative fuel.

School Buses. The transit bus figures do not include buses operated by public school districts or by private schools or churches. According to Department of Transportation statistics, there are 580,000 school, church, institutional and industrial buses registered in the US. The federal government, excluding the military, operates an additional 5,000 buses.

Trucks. Motor Vehicle Census data from 1992 indicate that heavy trucks numbered over 2 million then. The data does not indicate the number that were diesel powered, however, it is believed that most were. This census included detailed information about types of trucks. Some of the highlights were:

Sanitation Trucks. The total number of sanitation vehicles was over 72,000.

Dump Trucks. Cities, counties and states own dump trucks for highway maintenance. In addition, there are countless fleets operated by private construction companies. The total number of dump trucks was reported to be 611,900, nationwide.

Wreckers. In 1992, there were 104,000 wrecker body trucks and an additional 58,800 trucks with a winch or crane.

Concrete Mixers.  There were 61,000 concrete mixers in 1992.

Interstate Freight Trucks. According to Department of Transportation statistics, there were 1,741,800 "Combination" trucks, another way of describing the truck end of a "semi."

Local Delivery Trucks. United Parcel Service, the largest local delivery operation with over 50,000 trucks in service, is already the largest operator of dedicated compressed natural gas vehicles. Beverage delivery trucks, which frequently appear at local convenience stores, numbered 73,000 in 1992.

Retail Delivery Trucks. This category will includes a number of smaller trucks, and the beverage trucks will be double counted, but for companies like Wal-Mart, the retail grocery industry, department stores, and the building supply retailers, and others, there were over 1.1 million vehicles.

Working Boats. Certain highly active port cities have large numbers of ferryboats and tugboats. Although these have highly specialized marine engines, there is no doubt that their air pollution is receiving attention from various government programs. The Department of Transportation reports that there were 8,300 vessels licensed to transport things or people in the US.

Locomotives. Because of the loads they pull, and particularly in urban areas where they move slowly and engine load is heavy, diesel locomotives are serious polluters. These engines will require a hybrid system to be converted to dual fuel, similar to vehicle engines, but controlling a much larger engine. Department of Transportation statistics indicated there were 19,600 locomotive engines.

Foreign Markets.

In addition to the US market, there are many nations with large and antiquated diesel-engine vehicle fleets. Various estimates place the number of diesel-engine transportation and freight vehicles outside the US at more than 10 million. Significant numbers are located in the nations referred to as the Eastern Block and Mexico, Egypt, Chile, Philippines, China, India and Japan. These nations each have a serious air pollution problem. Importantly, each has excellent access to natural gas in their urban centers.


FUEL SUPPLY

It must be noted as a significant strategic influence on the fuel supply side that vast quantities of natural gas are being burned at the wellhead or simply expelled into the atmosphere every day because there is no market for it. This represents an undetermined incentive for the oil industry to increase demand for natural gas.

COMPETITIVE ANALYSIS

Original Equipment Manufacturer Dedicated Fuel Systems. Diesel engine manufacturers offer an engine alternative that runs only on natural gas. These single-fuel, natural gas, engines often cost at least $50,000 more than the same engine in diesel-only form. The major reason for this cost difference is that to convert a diesel engine to operate only on natural gas, a complete spark plug and ignition system must be incorporated. In addition, because the all gas mixture explodes much more violently upon ignition, the pistons have to be extensively modified to reduce the compression ratio. Experience has demonstrated that these engines have higher maintenance costs and shorter lives. This phenomenon is partially explained by the fact that diesel fuel acts as an engine lubricant.

Caterpillar. Caterpillar offers two original equipment manufacturer dual fuel engines. Both are open loop systems that operate on one, pre-set mixture of diesel and natural gas. The cost of this option is often more than $25,000 higher than the same engine in diesel only form.

Alternative Fuel Systems, Inc., headquartered in Calgary, Alberta, Canada is a company that manufactures an after-market open loop kit to convert an existing vehicle engine to dual fuel. Installed in the customer's vehicle, the Alternative Fuel Systems, Inc.'s and our systems are believed to cost approximately the same. Alternative Fuel Systems, Inc. is a publicly traded company on the Canadian Stock Exchange under the symbol "ATF". Additional information on the Alternative Fuel Systems, Inc.'s system is available at their website, www.altfuelsys.com.

Original Equipment Manufacturer Bi-Fuel Systems. Some engine manufacturers also manufacture an engine that will run on natural gas or diesel, but not on both at the same time. We call these bi-fuel engines. These engines suffer the same up to $50,000+ cost disadvantage as the dedicated, single-fuel engine. In order to convert a bi-fuel engine from one fuel to another, the vehicle must be returned to the service facility and have its operating parameters re-set. By comparison, our dual fuel system can be set to change to full diesel operation either manually or automatically.

Bio-Diesel Fuel. In addition to natural gas/diesel, bio-diesel is another clean burning, dual-fuel. This fuel is a mixture of diesel and a vegetable oil. Several such oils are available. Bio-diesel requires no engine conversion for use. At about $3.00 per gallon, the cost is prohibitive to most operators. A further disadvantage is the odor emitted, which depends on the specific oil that is being used. For example, corn/diesel emits a popcorn odor from the exhaust.




THE MARKET FOR OUR SHARES


           There is a limited public market for our common stock. There is no established active public trading market for our common stock. Our common stock is traded on the "Pink Sheets" and is quoted under the symbol "SAVE". As of December 11, 2000, the last reported sale price of our common stock was $0.20, and, as of March 6, 2000, there were 11 firms listed as market makers for our common stock. There can be no assurance that our common stock will trade at prices at or about its present level, and an inactive or illiquid trading market may have an adverse impact on the market price. Moreover, price fluctuations and the trading volume in our common stock may not necessarily be dependent upon or reflective of our financial performance. In early April, our stock was delisted from the Nasdaq OTC Bulletin Board and is now only be traded on the "Pink Sheets." This will make it more difficult to trade our shares. Although, upon this filing becoming effective, it is expected that we will reapply to be listed on the Nasdaq OTC Bulletin Board.

           Holders of our common stock may experience substantial difficulty in selling their securities. The trading price of our common stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in the analysts' estimates, announcements of technological innovations, general industry conditions. Furthermore, our stock is very thinly traded, meaning that very few shares are sold in a day and that there are very few actual trades. Thus, although the public sale price of our stock increased over 400% in the several months prior to March 6, 2000, this increase was based upon few and low volume trades and may not be representative of the value of the stock or a particular selling price on any given day. Before purchasing our stock, you should become aware of the stock's volume and number of trades, as well as the history of the price of the stock over, at least, the last year.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis of the financial condition and results of operations should be read in conjunction with our financial statements and the accompanying notes appearing elsewhere in this prospectus. In addition to historical information, this management discussion and analysis of financial condition and results of operations contain forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors, including those set forth under "Risk Factors" and in other parts of this prospectus.

Overview

           We primarily market alternative fuel retrofit conversion kits which include a patented device by which a diesel fuel engine is converted to an engine powered by either a mixture of diesel fuel and alternative fuel, approximately 80% natural gas, 20% diesel fuel, or diesel fuel exclusively, which system permits the vehicle operator to switch from the mixed fuel source to diesel fuel at the flip of a switch from the driver's seat when the alternative fuel is depleted. Since the engine can then use either a mixture of alternative fuel and diesel fuel or diesel fuel alone, the system is a duel fuel system. We also market conversion kits which convert a gasoline fuel engine to a bi-fuel engine which can be powered by either gasoline or natural gas.

           The primary marketing focus of our duel fuel system is the diesel truck and bus market segments. Although we have completed development of our duel fuel system for normally aspirated engines and turbocharged engines, we are still in the process of developing our duel fuel system for drive-by-wire engines.



                              Results of Operations

Comparison of Twelve Month Periods Ended December 31, 1999 and December 31, 1998

The following table sets forth certain statement of operation items as a percentage of net sales for the period indicated:

                                                     Twelve Months Ended December 31
                                                              1st 9 mos.                                         1st 9 mos.
                            1999          1998                2000                 1999                 1998         2000
                           ------        ------              ------               ------              ------        ------

Net Sales.........          100.0%         100.0%              100.0%              560,124            539,443      157,210
Cost of Goods
  Sold....                   58.9           36.1                53.6               329,791            194,701       84,336
Gross Profit.......          41.1           63.9                46.4               230,333            344,742       72,874
Selling and
  Administrative            121.7          125.3               401.7               681,918            675,958      631,488
Interest Expense.             5.9            1.7               31.1                 33,013              9,030       48,884
Other Expense.....           22.3             -                 -                  125,000                 -             -
Income Tax.........             -             -                 -                    -                     -             -
                            -------        --------           -------              -------             ------         ------
Income (Loss).....         (108.8)         (63.1)             (386.4)             (609,598)          (340,246)     (607,488)
                           ======          =====              ======              ========           ========      ========


           Our revenues resulted mostly from sales of the our dual fuel system kits. About 60 duel fuel system kits, at prices ranging from about $4,000 to over $5,000 were sold in each of 1998 and 1999. The remaining revenues stemmed from the sale of gasoline bi-fuel conversion kits, part kits for dedicated diesel fuel vehicles, installations of conversion kits and sales of fuel tanks.

           However, while Net Sales increased 3% from 1998 to 1999, Cost of Goods Sold increased by 69% in the same period. The increase in the Cost of Goods Sold was primarily due to increased use of inventory during development, as well as the greater consulting income we generated in 1998 than in 1999. Since our consulting income is generated with less total associated costs than that of product sales, the mix of consulting sales and product sales in each year helped produce a lower Cost of Goods Sold in 1998 than in 1999. These were the primary reasons that the Loss for 1999, excluding Losses for Litigation, increased by $144,352 or 42% over 1998.

           Including Losses for Litigation, the Loss for 1999 increased by $269,352 or 79% over 1998. The Losses for Litigation for 1999 comprise an accrual of $125,000 with respect to a lawsuit brought against us by an independent contractor in connection with a project in Uzbekistan in 1997 and 1998. See Note 11 to the accompanying financial statements.

           Selling and Administrative expense, which primarily included salaries, employee benefits, consulting fees, transportation, rent, utilities, professional fees, insurance and provision for doubtful accounts, changed little from 1998 to 1999, from $675,958 to $681,918. However, the Provision for Doubtful Accounts portion of the Selling and Administrative expense increased by $73,338 from 1998 to 1999. At the same time, Interest Expense increased from $9,030 in 1998 to $33,013 in 1999, a change of $23,983.

           Our losses in 1998 were funded by loans totaling $153,500, represented by promissory notes payable in 18 months which bear interest at 9% and are convertible to common stock at $4.00 per share. These lenders also received 57,400 warrants to purchase our common shares at $1.50 per share. Forty thousand of such warrants expire on June 17, 2000 and 17,400 of such warrants expire on December 15, 2000. As of the date of this filing, the principal of all such loans have been paid in full. The losses were also funded by $105,000 paid in capital from the sale of shares of common stock. In addition, in 1998, we borrowed $50,000 as a revolving loan from Peachtree National Bank at an interest rate of 8.75%. See Note 4 to the accompanying financial statements.


           Our losses in 1999 were funded by loans totaling $150,000, represented by promissory notes payable in 1 year, which bear interest at 12% and are convertible to common stock at $0.75 per share, and by $133,000 paid in capital from the sale of shares of common stock. On December 15, 2000, we defaulted in the payment of the $150,000 in promissory notes, although no demand for payment or request for conversion has been made. In addition, we increased the revolving loan from Peachtree National Bank by an additional $90,000 to a total of $140,000 and the interest rate on the entire balance increased to 10.5% and is payable on May 5, 2000. See Note 4 to the accompanying financial statements.


           Since we are not liquid, if we are unable to raise additional funds by either loans or the sale of securities this year or have a substantial increase in sales, we may not be able to continue operations or may have to decrease development and testing efforts.

           On November 23, 1999, we entered into a Consulting Agreement with MBO, Inc., a South Carolina Corporation, principally to raise up to $750,000 and to assist in marketing our products, provide financial advice and help form strategic alliances. Our agreement with MBO, Inc. was entered into as of November 23, 1999 for a term of one year. MBO, Inc. was obligated to prepare a business plan with financial projections; render advice on corporate goals, strategy and organization; prepare and implement a marketing plan; direct public relations; assist in preparing filings to become a reporting company; assist in the preparation of interim and annual financial reports; consult on corporate finance; consult on corporate acquisitions, mergers and sales; and consult on and assist in capital raising activities. MBO, Inc. was to be compensated principally as follows: $10,000 on receipt of the first $250,000 in funding; $15,000 upon completion of business plan and financial model, which payments are deferred until a total of $500,000 in funding has been received; 10% of all equity money raised; up to 250,000 warrants for our common stock at an exercise price of $0.75 per share as follows: 100,000 warrants upon receipt of $250,000, 50,000 warrants upon completion of business plan and financial model, 50,000 warrants upon receipt of a total funds of $500,000 and 50,000 Warrants upon receipt of total funds of $750,000. In addition, MBO. Inc. was to receive a monthly retainer $5,000 per month beginning January 1, 2000, but deferred until the $250,000 in funding is received. The agreement with MBO, Inc. expired on November 23, 2000. It is our position that MBO, Inc. is not entitled to the payment of any further monies or warrants due to its failure to perform in accordance with the agreement.

           During the first quarter of 1999, we entered into a written agreement with International Fuel Systems, Inc., a Tennessee corporation, and Lanier Davenport, its principal shareholder, reflecting their purchase of 600,000 shares. In addition, the agreement provided for 600,000 additional shares to be issued to International Fuel Systems, Inc. if it met certain marketing goals or made certain payments. As of December 19, 2000, 200,000 of such additional 600,000 shares have been issued to International Fuel Systems, Inc. or its designees in exchange for the payment of $155,000.

           During the first nine months of 2000, sales at an annual rate were down by more than 62% from the previous year. This was mainly due to diverting resources toward perfecting and certifying our technology and raising capital. Annualized selling and administrative expenses increased by more than 24% over the prior year. This was due to many factors, including increased efforts to advertise our products, raise capital, perfect and certify our technology and increased travel expenses to promote our products. The losses of $607,498 for the first nine months of 2000 reflected the issuance of 470,000 shares in consideration of services provided and licensing. On behalf of Frank Davis, a consultant to us, 100,000 of such shares were issued to his wife, Patricia Davis, who performs no services for us, and were expensed at $15,000. These losses were also funded by loans totaling $230,000, represented by promissory notes payable in 1 year, which bear interest at 12% and are convertible to common stock at $0.75 per share.


                             PRINCIPAL SHAREHOLDERS


           Our certificate of incorporation does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of common stock at any given time will be in a position to elect our directors and otherwise control us. Currently, and in the foreseeable future, it is expected that the principal shareholders listed below, acting in whole or in part as a group, can exert such control.

           The following table sets forth certain information regarding the beneficial ownership of the common stock of Save as of September 30, 2000, by each of Save"s officers and directors; each person who is known by Save to own beneficially 5% or more of Save's outstanding common stock; and all officers and directors of Save as a group:



                              ---------------------


Name and Address of 5%                  Number of                   Percent
Shareholders, Officers                   Shares
and Directors                           Owned(1)
    --------                           ---------                   --------
Robby E. Davis/1                          357,000                   10.6%
Director, President and
Chief Executive Officer
4851 Ga. Hwy #85
Forest Park, GA 30297

Jeffrey Davis/1                           357,000                   10.5%
Director, Vice President
and Secretary
4851 Ga. Hwy #85
Forest Park, GA 30297

Ricky Davis/1                             357,000                   10.5%
Treasurer and Chief
Financial Officer
4851 Ga. Hwy #85
Forest Park, GA 30297

Kerry Davis/1                             357,000                   10.5%
4851 Ga. Hwy #85
Forest Park, GA 30297

Davis Family Trust/2                      358,000                   10.6%
C/0 Mark Crouch - Trustee
PO BOX 502287
Atlanta, GA 31150


Lanier M. Davenport                       300,000                   8.9%
PO BOX 178
Lookout Mountain, TN 37350

Edward C. Kramer                              -                     0.0%
Director
Kramer & Kramer, LLP
708 Third Ave.
New York, NY 10017

All Officers and Directors               1,071,000                 31.5%


           1. Robby F. Davis, Jeffrey Davis, Ricky Davis and Kerry Davis are siblings and children of Frank Davis, a consultant to Save, and each disavows beneficial ownership of, or control over, the shares of common stock owned by the other siblings.

           2. All members of the Davis family associated with Save disclaim beneficial ownership or control over this trust.




                                   MANAGEMENT


OFFICERS AND DIRECTORS
-----------------------

     The following table sets forth the names, age, and position of each director and executive officer of Save.

         Name          Age     Position and Office Held
   -----------------   ----     --------------------------------
Robby E. Davis         31       President, Chief Executive Officer and Director
Jeffrey F. Davis       36       Vice President, Secretary and Director
Ricky Davis            38       Treasurer and Chief Financial Officer
Edward C. Kramer       49       Director
------------------

     Each of the above individuals, became an officer and director of Save in connection with its organization, except Edward C. Kramer who became a director in 1998. The term of office of each officer and director is one year and until his successor is elected and qualified.

BIOGRAPHICAL INFORMATION
--------------------------

     Set forth below is biographical information for each of the Company's officers and directors.

Robby E. Davis. President, Chief Executive Officer and Director since 1996. Prior to the formation of Save, Mr. Davis was employed by Combustion Labs, Inc. for 10 years as a senior technician installing natural gas and dual fuel conversion kits in diesel and gasoline vehicles. He is an ASSE Certified Natural Gas Technician and has attended numerous business and technical seminars. Davis studied Business Administration at Clayton State College.

Jeffrey F. Davis. Vice President, Secretary and Director since 1996. Prior to joining Save, Mr. Davis was employed by Clayton County, Georgia, working primarily in the Transportation and Development group. He holds an AA degree in Business Administration from Clayton State College where he was named to the Deans List.

Ricky Davis. Treasurer and Chief Financial Officer since 1996. Prior to joining Save, Mr. Davis was employed by Combustion Labs, Inc. for three years as a technician working with gasoline to natural gas conversions, for four years as the Office Manager of a large mechanical contractor and ran his own mechanical/electrical contracting business for 6 years. He studied Business Management and Marketing at Griffin Area Tech, and has attended many seminars on computer operations and accounting.

Edward C. Kramer. Director since 1998. Mr. Kramer is a partner of the New York law firm of Kramer & Kramer. He received an A.B. degree from the University of Pennsylvania in 1973 and a J.D. degree from the Columbia University School of Law in 1996. He first became admitted to the New York Bar in 1997 and is admitted to practice in the Southern and Eastern Districts of New York, the Second Circuit Court of Appeals and the Supreme Court. Since 1991, Mr. Kramer has practiced law as a partner of Kramer & Kramer.



REMUNERATION OF OFFICERS AND DIRECTORS
---------------------------------------
Robby E. Davis/1                $40,000/yr
Jeffrey Davis/1                 $40,000/yr
Ricky Davis/1                   $40,000/yr

1. These officers' remuneration has been the same for the past 3 fiscal years, except that each of these officers received $2,000 bonuses in 1999. No officers receive any benefits and have not received any benefits for the past 3 fiscal years. For the past 3 fiscal years, there have not been, and currently there are no, remuneration plans, deferred benefits plans, employment contracts, deferred compensation plans, retirement plans, active stock option plans or other compensation related plans in effect for the officers.

SIGNIFICANT CONSULTANT

---------------------
Frank Davis. Director of Product Research and Development since 1996. Mr. Davis presently serves us in a consulting capacity responsible for development of the drive-by-wire engine conversion kits and also providing assistance in other business matters as necessary. In 1980, he founded and until 1996 served as Chief Executive Officer of Combustion Labs, Inc., where he conducted research and development related to converting gasoline and diesel engines to run on natural gas or bifuel. Frank Davis is the father of Robby F. Davis, Jeffrey
Davis and Ricky Davis. In the first quarter of 2000, Patricia Davis, wife of Frank Davis, received 100,000 shares of common stock in satisfaction of over $100,000 in consulting fees we owed him.



RELATED PARTY TRANSACTIONS

           All of the technology, know-how, devices and apparatus embodied in the patents and incorporated into the various products sold by us were developed and patented by Frank Davis or Frank Davis and Robby E. Davis and assigned to the Davis Family Trust, an irrevocable trust established by Mr. Davis for the benefit of his family and which is administered by an independent third party. The patents thereafter were assigned to the trust, which such assignments were recorded with the United States Patent and Trademark Office. Pursuant to an agreement dated May 13, 1996, the trust granted a license to us to exploit the patents for the life of the patent, seventeen years, plus any extension thereof, including the right to market and sell any and all products developed therefrom or to grant, licenses to others to manufacture and sell any such products, subject to the approval of the trustee of the trust. Our territory, though, was limited by the license to the Continental United States, Mexico and Canada. In consideration of the license, we are required to pay the trust a license fee equal to $150,000 and a royalty equal to $21 per unit sold during the life of the patents, adjusted annually to reflect increases in the consumer price index for the prior twelve month period, except as hereinafter provided. Under the terms of the license, the royalty shall be increased by an amount equal to $79. Said additional sum shall be payable until such time as the amount generated from the sale of units shall aggregate $150,000 plus accrued interest calculated at the rate of 12% per annum. When said sum is paid, the royalty shall revert to the original royalty as adjusted to reflect increases in the consumer price index.

           On June 18, 1998, the license was changed to provide that the $150,000 promissory note would be satisfied by the payment of $42,576.10 on July 31, 1998 and the delivery to the trust of 108,000 shares of our common stock.

           On January 3, 2000, the license was changed, among other things, to extend our licensed territory to include the continental United States of America, Mexico, Canada, Egypt as of its borders on January 3, 2000, and South America in exchange for 250,000 shares.

------------------------------------------------------------------------------

Indemnification of Officers and Directors

Our certificate of incorporation provides that to the fullest extent permitted by law, no director or officer personally liable to Save or its stockholders for damages for breach of any duty owed to Save or its stockholders and that Save may, in its by-laws or in any resolution of its stockholders or directors, undertake to indemnify the officers and directors of Save against any contingency or peril as may be determined to be in the best interests of Save, and in conjunction therewith, to procure, at Save's expense, policies of insurance. Georgia law, under which Save is incorporated, allows a corporation to indemnify its directors and officers if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in , or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We intend to obtain a director and officer liability insurance policy covering each of our directors and executive officers.



                            DESCRIPTION OF SECURITIES

General

Authorized Capital Stock.

           We are authorized to issue an aggregate of 25,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof, 3,406,000 shares of common stock are outstanding and no shares of preferred stock are outstanding.

Common Stock.

           The shares of common stock outstanding are, and the shares issued hereby will be, legally issued, fully paid and non-assessable. Holders of the common stock are entitled to one vote per share with respect to all matters that are required by law to be submitted to a vote of stockholders. Holders of the common stock are not entitled to cumulative voting. The common stock has no preemptive, or sinking fund rights.

           We have not paid any dividends on its common stock and do not intend to pay dividends in the foreseeable future. Any earnings will be retained by us for working capital. Future dividend policy will be determined by the Board of Directors in light of financial need and earnings, if any, and other relevant factors.

           In the event of our liquidation, dissolution or winding up, holders of common stock, subject to the rights of any series of preferred stock which may be designated and issue in the future, are entitled to share ratably all our remaining assets, after satisfaction of our liabilities.

Preferred Stock.

           As of yet, the preferred stock has not been designated and no shares of preferred stock have been issued. We have reserved the right for the Board of Directors to designate the preferred stock into such classes or series as it deems necessary. Any such series or classes of preferred stock which may be designated by the Board of Directors in the future may effect the rights of the class of common stock.


Warrants.

           There are currently warrants outstanding to purchase 314,500 shares of common stock at an exercise price of $1.00 per share. Warrants to purchase 252,000 shares expire in 2003. Warrants to purchase 62,500 shares expire in 2005.

Convertible Notes.

           There are currently convertible notes outstanding in the amount of $379,900, bearing interest at the rate of 10% per year, which may be converted to common stock at the request of the note holder at a conversion rate of $0.75 per share. Notes totaling $150,000 were issued in 1999, which notes are in default as of December 15, 2000, although no demand for either payment or conversion has been made. A note totaling $229,900 was issued in 2000. We have received a request to convert that note to common stock at the conversion rate of $0.75 per share. However, at this time no stock has been issued.

Summary of Transactions

       In 1996, shortly after incorporation, as part of the initial organization, in reliance on Rule 4(2) of the Securities Act, 20,000 shares of common stock were allotted to John I. Davis, who is an affiliate of Save and the brother of Frank Davis and uncle of Robby E. Davis, Ricky Davis, Jeffrey Davis and Kerry Davis for services valued at $4,700.

       In April 1996, shortly after incorporation, as part of the initial organization, in reliance upon Rule 4(2) of the Securities Act, 1,428,000 shares of common stock were purchased by Robby E. Davis, Ricky Davis, Jeffrey Davis and Kerry Davis, each receiving 357,000 shares for the purchase price of $357. Robby
E. Davis, Ricky Davis and Jeffrey Davis are insiders of Save and Kerry Davis, who is employed by Save and is the brother of Robby E. Davis, Ricky Davis and Jeffrey Davis, is an affiliate of Save.

       In April 1996, shortly after incorporation, the Davis Family Trust, a sophisticated investor and an affiliate of Save, in reliance upon Rule 4(2) of the Securities Act, purchased 108,000 shares of common stock for the purchase price of $108.

      In 1996 and 1997, we issued 184,000 shares of common stock to fewer than 25 investors under Rule 504 of Regulation D of the Securities Act of 1933 for a total consideration of $900,000.

     In  1998,  in  reliance  upon  Rule  4(2) of the  Securities  Act,  252,500 warrants,  in  consideration  of  consulting  services  on the  part of  Bresner
Partners, Ltd. and Jeffrey Langberg, were issued to Bresner Partners, Ltd.; Jeffrey Langberg, as Custodian for Logan Langberg a minor under the Uniform Gift To Minors Act; and Jeffrey Langberg, as Custodian for Harley Langberg a minor under the Uniform Gift To Minors Act, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.00 per share. These warrants expire in 2003.

       In 1999, 4 sophisticated investors made loans to us of $150,000. In reliance upon Rule 4(2) of the Securities Act, each investor received a 1 year promissory note convertible for common stock at $0.75 per share.

     In January 2000, Lanier M.. Davenport, a sophisticated investor, as well as a consultant to us, and Lanier M. Davenport, Jr., UTMA; Steven Ray Davenport, UTMA; Sarah Byrd Davenport, UTMA; Carol Espinosa; Jonathan P. Hoover; Dennis L. Knight; Kota Suttle; Daryl Powell; and Gerald B. Andrews, in reliance upon Rule 4(2) of the Securities Act, received 600,000 common shares in exchange for services directly to us, services in connection with International Fuel Systems, Inc. and, for direct investments of $233,500 made in 1998 and 1999 by International Fuel Systems, Inc.

     In January and February 2000, Lanier M. Davenport, Lanier M. Davenport, Jr., UTMA; Steven Ray Davenport, UTMA; Sarah Byrd Davenport, UTMA; Carol Espinosa; Jonathan P. Hoover; and Gerald B. Andrews, all sophisticated investors and shareholders of International Fuel Systems, Inc., in reliance upon Rule 4(2) of the Securities Act, purchased 200,000 shares of common stock for an investment of $150,000, i.e., $0.75 per share.

     In 2000, 6 sophisticated investors made loans to us of $229,900. In reliance upon Rule 4(2) of the Securities Act, each investor received a 1 year promissory note convertible for common stock at $0.75 per share.

       In 2000, the Davis Family Trust, a sophisticated investor and an affiliate of Save, in connection with a change to the license agreement respecting certain patents and technology, which change extended the license to include the continental United States, Mexico, Canada, Egypt and South America, in reliance upon Rule 4(2) of the Securities Act, received 250,000 shares of common stock.

      In 2000, in reliance upon Rule 4(2) of the Securities Act, 100,000 shares of common stock were issued to Patricia Davis the wife of Frank Davis in lieu of past consulting fees of $15,000 to Frank Davis. Frank Davis is a consultant to us and a sophisticated investor.

      In 2000, in reliance upon Rule 4(2) of the Securities Act, 100,000 shares of common stock were issued to the Bresner Partners, Ltd. for consulting services valued at $75,000.


      In 2000, in reliance upon Rule 4(2) of the Securities Act, 62,500 warrants were issued to Dirks & Company, Inc.; Hugh and Rosemarie Deane; and Richard Wells, all sophisticated investors, for financial consulting services, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.00 per share. These warrants expire in 2005.

       In 2000, 20,000 shares of common stock were issued to Success-Unlimited.Net, Inc., a public relations company, for public relations services. The services, which are to be performed in the future, after the acceptance by the Securities and Exchange Commission of this filing and any applicable quiet period, are valued at approximately $20,000.



Transfer Agent

           The Transfer Agent for our common stock is Interwest Transfer Company, located at 1981 East Murray, Holladay Road, Suite 100, Salt Lake City, Utah 84117.

Reports to Stockholders.

           We intend to furnish to our stockholders, after the close of each fiscal year, an annual report containing audited financial statements. In addition, we will furnish our stockholders with quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.



                              PLAN OF DISTRIBUTION



      The shares are being registered in order to facilitate their sale from time to time by the selling stockholders in one or more transactions on the open market. No underwriting arrangements have been entered into by the selling stockholders. In addition, as none of the selling stockholders have advised us whether or not they have any current intention of selling any of the shares, we are unable to predict whether or when any of the selling stockholders will determine to proceed with sales of the shares, as such determination will be made solely at the discretion of each selling stockholder. The distribution of the shares by the selling stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers transactions, or through sales to one or more dealers for resale of the shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     We will receive no proceeds from any sales of the shares offered by the selling stockholders. We have agreed to pay the filing fees, costs and expenses associated with the registration statement excluding fees of counsel to the selling stockholders, but including fees relating to compliance with state blue sky requirements, commissions and discounts of underwriters, dealers or agents, if any, and any stock transfer taxes.





                                  LEGAL MATTERS


     On November 24, 1999 a lawsuit was served against us in the State Court of Clayton County, State of Georgia, File No.99-CV-04454-E, entitled Roger Shugart
v. Save On Energy, Inc. f/k/a Electronic Fuel Control, Inc.. The Plaintiff seeks $120,000 plus interest stemming from a personal services agreement between Plaintiff and us for certain services to be rendered in connection with a fuel conversion project in Uzbekistan in 1997 and 1998. We intend to bring into the lawsuit or arbitration, as the case may be, as a third-party defendant, American Engineering Corporation, on a claim for indemnification.



                                     EXPERTS

The financial statements for the fiscal years ended December 31, 1999 and December 31, 1998 included in this prospectus have been so included in reliance on the report of Jack Kane & Company, P.C., independent accountants, given on the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN GET MORE INFORMATION

This prospectus is part of a registration statement filed with the Securities and Exchange Commission. At your request, we will provide you, without charge, a copy of any exhibits to the registration statement. If you would like more information, write or call us at:

                              SAVE ON ENERGY, INC.
                          Ste. 211 4851 Georgia Hwy 85
                            Forest Park Georgia 30050
                                 (404) 765-0131

We intend to provide to our stockholders annual reports containing audited financial statements and other appropriate reports. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public free of charge on the Securities and Exchange Commission's Internet site at http:\\www.sec.gov.


                           Save On Energy, Inc.
                   Index to Consolidated Financial Statements


Audited
--------
                                                                                                                   Page
Report of Independent Certified Public Accounts.....................................................................F-1
Balance Sheets as of December 31, 1999 and December 31, 1998........................................................F-5
Statement of Operations for the fiscal years ended
           December 31, 1999 and December 31, 1998..................................................................F-6
Statement of Stockholders' Equity for the
           fiscal years ended December 31, 1999 and December 31, 1998...............................................F-7
Statement of Cash Flows for the fiscal years ended
           December 31, 1999 and December 31, 1998..................................................................F-8
Notes to Financial Statements.......................................................................................F-10
Supplementary Schedules.............................................................................................F-17

Unaudited
-------------

Balance Sheets as of March 31, 2000................................................................................FU-3
Statement of Operations for period ended March 31, 2000............................................................FU-5
Statement of Stockholders' Equity for the period ended March 31, 2000..............................................FU-6
Statement of Cash Flows for the period ended March 31, 2000........................................................FU-7
Notes to Financial Statements......................................................................................FU-8

Balance Sheets as of June 30, 2000.................................................................................FU-9




                                       34




Statement of Operations for period ended June 30, 2000.............................................................FU-10
Statement of Stockholders' Equity for the period ended June 30, 2000...............................................FU-11
Statement of Cash Flows for the period ended June 30, 2000.........................................................FU-12
Notes to Financial Statements......................................................................................FU-13

Balance Sheets as of September 30, 2000............................................................................FU-14
Statement of Operations for period ended September 30, 2000........................................................FU-15
Statement of Stockholders' Equity for the period ended September 30, 2000..........................................FU-16
Statement of Cash Flows for the period ended September 30, 2000....................................................FU-17
Notes to Financial Statements......................................................................................FU-18


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.          Indemnification of Directors and Officers

Our certificate of incorporation provides that to the fullest extent permitted by law, no director or officer shall be personally liable to Save or its stockholders for damages for breach of any duty owed to Save or its stockholders and that Save may, in its by-laws or in any resolution of its stockholders or directors, undertake to indemnify the officers and directors of Save against any contingency or peril as may be determined to be in the best interests of Save, and in conjunction therewith, to procure, at Save's expense, policies of insurance. Georgia law, under which Save is incorporated, allows a corporation to indemnify its directors and officers if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in , or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We intend to maintain a director and officer liability insurance policy covering each of our directors and executive officers.


Item 25.          Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the shares of common stock offered hereby, other than underwriting discounts and commissions:

 Registration Fee--Securities and Exchange Commission            $ 2,182
*Accountants' fees and expenses .................................$20,000
*Legal fees and expenses ........................................$20,000
*Printing and EDGAR expenses ....................................$10,000
*Miscellaneous ..................................................$ 1,000
                                                                 -------
     Total ......................................................$53,182
                                                                 =======
* Estimate

Item 26.          Recent Sales of Unregistered Securities

           With respect to the following share transactions, excluding shares issued under Rule 504 of Regulation D of the Securities Act of 1933, each stock certificate issued contained a restrictive legend on the back of the certificate, restricting its transfer.


     In June 1998, two sophisticated investors, made loans to us of $55,000, $110,000, total. In reliance upon Rule 4(2) of the Securities Act, each investor received a promissory note convertible for common stock at $4.00 per share, along with 20,000 warrants, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.50. The warrants expired unexercised in June 2000. As of the date of this filing, the promissory notes have been satisfied and will not be converted into common stock. Commissions were paid to two registered broker-dealers, as placement agents, in the form of 20,000 warrants, total, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.50. The warrants expired unexercised in June 2000. There was no underwriter; nor was there a general solicitation or advertising. Each of the purchasers represented that the purchaser was acquiring the securities for the purchaser's own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, the investors each represented that they had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.


      In December 1998, a sophisticated investor made a loan to us of $43,500. In reliance upon Rule 4(2) of the Securities Act, the investor received a promissory note convertible for common stock at $4.00 per share, along with 17,400 warrants, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.50. The warrants expire in December 2000. As of the date of this filing, the promissory note has been satisfied and will not be converted into common stock. Commissions were paid to a registered broker-dealer, as placement agent, in the form of 7,000 warrants, total, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.50. The warrants expired in December 2000. There was no underwriter; nor was there a general solicitation or advertising. Each of the purchasers represented that the purchaser was acquiring the securities for the purchaser's own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, the investors each represented that they had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.


       In 1999, 4 sophisticated investors made loans to us of $150,000. In reliance upon Rule 4(2) of the Securities Act, each investor received a 1 year promissory note convertible for common stock at $0.75 per share. There was no underwriter; nor was there a general solicitation or advertising. Each of the purchasers represented that the purchaser was acquiring the securities for the purchaser's own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, the investors each represented that they had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

     In January 2000, Lanier M.. Davenport, a sophisticated investor, as well as a consultant to us, and Lanier M. Davenport, Jr., UTMA; Steven Ray Davenport, UTMA; Sarah Byrd Davenport, UTMA; Carol Espinosa; Jonathan P. Hoover; Dennis L. Knight; Kota Suttle; Daryl Powell; and Gerald B. Andrews, in reliance upon Rule 4(2) of the Securities Act, received 600,000 common shares in exchange for services directly to us, services in connection with International Fuel Systems, Inc. and, for direct investments of $233,500 made in 1998 and 1999 by International Fuel Systems, Inc.. The value of the services was approximately $215,000, the shares being priced at $0.75 per share. Lanier M. Davenport, Jr., Steven Ray Davenport and Sarah Byrd Davenport are minor children of Lanier M. Davenport and the shares were issued in their names under the Uniform Trust For Minors Act. Carol Espinosa, a sophisticated investor, is the wife of Lanier Davenport. Jonathan P. Hoover is a sophisticated investor, a management consultant and acted as a consultant to International Fuel Systems, Inc. Dennis
L. Knight, Kota Suttle, Daryl Powell and Gerald B. Andrews are all sophisticated investors and, along with Lanier M. Davenport, Jr., UTMA; Steven Ray Davenport, UTMA; Sarah Byrd Davenport, UTMA; Carol Espinosa; and Jonathan P. Hoover, shareholders of International Fuel Systems, Inc. The issuance of these shares was considered by International Fuel Systems, Inc. as a distribution to its shareholders. The $233,500 invested by International Fuel Systems, Inc. was initially contributed by its shareholders for the operations of International Fuel Systems, Inc. and not as an investment in our company. There was no underwriter; nor was there a general solicitation or advertising. The investors represented that they were acquiring the securities for their own accounts, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, the investors each represented that they had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

     In January and February 2000, Lanier M. Davenport, Lanier M. Davenport, Jr., UTMA; Steven Ray Davenport, UTMA; Sarah Byrd Davenport, UTMA; Carol Espinosa; Jonathan P. Hoover; and Gerald B. Andrews, all sophisticated investors and shareholders of International Fuel Systems, Inc., in reliance upon Rule 4(2) of the Securities Act, purchased 200,000 shares of common stock for an investment of $150,000, i.e., $0.75 per share. Such funds were used to retire promissory notes discussed above. There was no underwriter; nor was there a general solicitation or advertising. Mr. Davenport represented that he was acquiring the securities for his own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, represented that he had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

      In 2000, 6 sophisticated investors made loans to us of $229,900. In reliance upon Rule 4(2) of the Securities Act, each investor received a 1 year promissory note convertible for common stock at $0.75 per share. Commissions were paid in the amount of $20,000 (See Exhibit 10.4). There was no underwriter; nor was there a general solicitation or advertising. Each of the purchasers represented that the purchaser was acquiring the securities for the purchaser's own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, the investors each represented that they had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

      In 1996 and 1997, we issued 184,000 shares of common stock to fewer than 25 investors under Rule 504 of Regulation D of the Securities Act of 1933 for a total consideration of $900,000. Russo Securities, Inc. was the placement agent. The underwriter's discount was 10% of the $5.00 per share selling price or $90,000.

       In 1996, shortly after incorporation, as part of the initial organization, in reliance on Rule 4(2) of the Securities Act, 20,000 shares of common stock were allotted to John I. Davis, who is an affiliate of Save and the brother of Frank Davis and uncle of Robby E. Davis, Ricky Davis, Jeffrey Davis and Kerry Davis for services valued at $4,700.

       In April1996, shortly after incorporation, as part of the initial organization, in reliance upon Rule 4(2) of the Securities Act, 1,428,000 shares of common stock were purchased by Robby E. Davis, Ricky Davis, Jeffrey Davis and Kerry Davis, each receiving 357,000 shares for the purchase price of $357. Robby
E. Davis, Ricky Davis and Jeffrey Davis are insiders of Save and Kerry Davis, who is employed by Save and is the brother of Robby E. Davis, Ricky Davis and Jeffrey Davis, is an affiliate of Save.

       In April 1996, shortly after incorporation, the Davis Family Trust, a sophisticated investor and an affiliate of Save, in reliance upon Rule 4(2) of the Securities Act, purchased 108,000 shares of common stock for the purchase price of $108.

       In 2000, the Davis Family Trust, a sophisticated investor and an affiliate of Save, in connection with a change to the license agreement respecting certain patents and technology, which change extended the license to include the continental United States, Mexico, Canada, Egypt and South America, in reliance upon Rule 4(2) of the Securities Act, received 250,000 shares of common stock.

      In 2000, in reliance upon Rule 4(2) of the Securities Act, 100,000 shares of common stock were issued to Patricia Davis the wife of Frank Davis in lieu of past consulting fees of $15,000 to Frank Davis. Frank Davis is a consultant to us and a sophisticated investor. Patricia Davis represented that the shares were acquired for her own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, that she had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

      In 2000, in reliance upon Rule 4(2) of the Securities Act, 100,000 shares of common stock were issued to the Bresner Partners, Ltd. for consulting services valued at $75,000. Bresner Partners Ltd. was not formed for the purpose of this transaction and is an Isle of Jersey corporation, which was organized approximately seven years ago, comprised of a group of foreign sophisticated investors. Bresner Partners, Ltd. represented that the shares were acquired for its own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, that it had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

     In  1998,  in  reliance  upon  Rule  4(2) of the  Securities  Act,  252,500 warrants,  in  consideration  of  consulting  services  on the  part of  Bresner
Partners, Ltd. and Jeffrey Langberg, were issued to Bresner Partners, Ltd.; Jeffrey Langberg, as Custodian for Logan Langberg a minor under the Uniform Gift To Minors Act; and Jeffrey Langberg, as Custodian for Harley Langberg a minor under the Uniform Gift To Minors Act, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.00 per share. These warrants expire in 2003. Bresner Partners, Ltd. was not formed for the purpose of this transaction and is an Isle of Jersey corporation, which was organized approximately seven years ago, comprised of a group of foreign sophisticated investors. Logan Langberg and Harley Langberg are the minor children of Jeffrey Langberg, a sophisticated investor. Each of the holders represented that the acquisition of the securities for the acquirer's own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, that the acquirer's had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

     In 1998, in reliance upon Rule 4(2) of the Securities Act, 60,000 warrants were issued for services to Max Rockwell; and Hunter S. Singer, each a sophisticated investor, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.00 per share. These warrants expired, unexercised on April 30, 2000. Each of the holders represented that the acquisition of the securities for the acquirer's own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, that the acquirer's had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

      In 2000, in reliance upon Rule 4(2) of the Securities Act, 62,500 warrants were issued to Dirks & Company, Inc.; Hugh and Rosemarie Deane; and Richard Wells, all sophisticated investors, for financial consulting services, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.00 per share. These warrants expire in 2005. Each of the holders represented that the acquisition of the securities for the acquirer's own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, that the acquirer's had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

       In 2000, 20,000 shares of common stock were issued to Success-Unlimited.Net, Inc., a public relations company, for public relations services. The services, which are to be performed in the future, after the acceptance by the Securities and Exchange Commission of this filing and any applicable quiet period, are valued at approximately $20,000. Success-Unlimited.Net, Inc., a sophisticated investor, represented that the shares were acquired for its own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, that it had no present plans to enter into any contact, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.


Item 27.          Exhibits

         The  following   exhibits  are  filed  as  part  of  this  registration
statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-B.


Number     Description
------     -----------

3.1        Articles of Incorporation of Save On Energy , Inc. *
3.2        Amendment to Articles of Incorporation of Save On Energy , Inc. *
3.3        By-laws of Save On Energy, Inc. *
4.1        Specimen common stock certificate. *
10.1       May 13, 1996 License Agreement By and Between the Davis Family Trust and
           Electronic Fuel Control, Inc. *
10.2       June 18, 1998 Amendment to License Agreement By and Between the Davis Family
           Trust and Electronic Fuel Control, Inc. *
10.3       January 3, 2000 Amendment to License Agreement By and Between the Davis Family
           Trust and Electronic Fuel Control, Inc. *
10.4       November 23, 1999 Consulting Agreement between Save on Energy, Inc. and MBO,
           Inc.*
10.5       April 29, 1996 Exclusive Supply Agreement between Ambac International Corporation and Electronic Fuel Control, Inc. *
10.6       Agreement re: International Fuel Systems, Inc. and Davenport *
23.2       Consent of Certified Public Accountant

* Previously provided.

Item 28.  Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10 (a) (3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and (iii) include any additional or changed material information with respect to the plan of distribution.

2. That for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That for the purpose of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on June 23, 2000.



                             SAVE ON ENERGY, INC.


                               By:    /s/ Robby E. Davis
                                      ------------------------------------------
                                      President



         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Davis and Ricky Davis, and either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 16, 2001.




Signature                                 Title
----------                                -----


/s/ Robby E. Davis             President, Chief Executive Officer and Director
--------------------------
Robby E. Davis


/s/ Jeffrey Davis
--------------------------
Jeffrey Davis                  Vice President, Secretary and Director

/s/ Ricky Davis
--------------------------
Ricky Davis                    Principal Financial Officer, Principal Accounting
                               Officer, Treasurer and Chief Financial Officer

                              SAVE ON ENERGY, INC.


                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

                              SAVE ON ENERGY, INC.
                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                          INDEX TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

Report of Independent Accountants

Financial Statements

  Balance Sheets                                              Exhibit "A"

  Statement of Operations                                     Exhibit "B"

  Statement of Stockholders' Equity                           Exhibit "C"

  Statement of Cash Flows                                     Exhibit "D"

Notes to Financial Statements

Supplementary Information

  Cost of Sales                                               Schedule "1"

  Operating Expenses                                          Schedule "2"

  Other Deductions                                            Schedule "3"

To the Stockholders of
Save On Energy, Inc.
4851 Georgia Highway 85
Forest Park, Georgia 30297

                        Report of Independent Accountants

     We have audited the accompanying balance sheets of Save on Energy, Inc.,(Formerly Electronic Fuel Control, Inc.), a development stage company as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Save on Energy, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 7 of the financial statements, the company has suffered recurring losses from operations in its developmental stage. This condition raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules of cost of sales and operating expenses are presented for the purpose of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                       JACK KANE & COMPANY, P.C.





January 21, 2000

                                                                     EXHIBIT "A"

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEETS
                                  DECEMBER 31,

                                                                        1999                      1998
                                                                     ----------                ----------
                                               ASSETS

Current assets
      Cash                                                           $  135,766                $   21,914
      Accounts receivable, net (Note 2)                                  22,773                    92,168
      Inventory                                                         110,830                   214,949
                                                                     ----------                ----------
                          Total current assets                          269,369                   329,031
                                                                     ----------                ----------

Property, plant and equipment
      Equipment and leasehold improvements                               91,624                    91,624
      Less: accumulated depreciation                                     58,578                    41,261
                                                                     ----------                ----------
                          Net fixed assets                               33,046                    50,363
                                                                     ----------                ----------

Other assets
      Long term notes receivable                                         22,500                    88,728
      Licenses, (Note 3)                                                   -                         -
                                                                     ----------                ----------
                          Total other assets                             22,500                    88,728
                                                                     ----------                ----------

                          Total assets                               $  324,915                $  468,122
                                                                     ==========                ==========


                                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
      Notes and loans payable (Note 4)                               $  443,500                $  203,500
      Accounts payable                                                   39,569                   107,455
      Taxes payable           80,558                                     47,874
      Accrued loss on litigation (Note 11)                              125,000                      -
      Accrued expenses                                                   44,507                    40,914
                                                                     ----------                ----------
                          Total current liabilities                     733,134                   399,743
                                                                     ----------                ----------

Commitments and contingencies (Note 8)
Stockholders' equity (Note 7)
      Preferred stock, $.01 par value,
        authorized 5,000,000 shares,
        none issued       $    -                                     $     -
      Common stock, $.001 par value,
        authorized 20,000,000 shares,
        2,136,000 shares issued                                           2,136                     2,136
      Additional paid-in capital                                      1,188,575                 1,055,575
      Deficit accumulated during the
        development stage                                            (1,598,930)                (989,332)
                                                                     ----------                ---------
      Total stockholders'
                            (deficit) equity                           (408,219)                   68,379
                                                                     ----------                ----------

                          Total liabilities and
                            stockholders' equity                     $  324,915                $  468,122
                                                                     ==========                ==========



                                      F-5


The accompanying notes to the financial statements are an integral part of these statements.





                                                                                                                        EXHIBIT "B"

                                                            SAVE ON ENERGY, INC.
                                                 (A COMPANY IN THE DEVELOPMENT STAGE)
                                                         STATEMENT OF OPERATIONS
                                                        YEARS ENDED DECEMBER 31,

                                                               1999                      1998
                                                            ----------                ----------

Sales                                                       $  560,124                $  539,443

Cost of sales (Schedule "1")                                   329,791                   194,701
                                                            ----------                ----------

                          Gross profit                         230,333                   344,742

Operating expenses (Schedule "2")                              681,918                   675,958
                                                            ----------                ----------

                          Operating loss                      (451,585)                 (331,216)

Other income and expense (Schedule "3")                        158,013                     9,030
                                                            ----------                ----------

                          Net loss                          $ (609,598)               $ (340,246)
                                                            ==========                ==========



Net loss per weighted average share,
  basic                                                     $     (.20)               $     (.12)
                                                            ==========                ==========

Net loss per weighted average share,
  diluted                                                   $     (.20)               $     (.12)
                                                            ==========                ==========


Weighted average shares, basic                               2,972,400                 2,841,367

Weighted average shares, diluted                             3,033,530                 2,858,405



                                      F-6

The accompanying notes to the financial statements are an integral part of these statements.


                                                                                                               EXHIBIT "C"



                                                            SAVE ON ENERGY, INC.
                                                 (A COMPANY IN THE DEVELOPMENT STAGE)
                                                   STATEMENT OF STOCKHOLDERS' EQUITY
                                                             DECEMBER 31,

                                                                                                                      Deficit
                                                                                                                      Accumulated
                                                               Common                             Additional          During
                                                               Stock                              Paid-in             Development
                                                               Shares            Amount           Capital             Stage


Balance, January 1, 1998                                       2,136,000         $ 2,136          $  830,849          $  (649,086)
Increase in additional paid in capital                              -               -                224,726               -
Net loss                                                            -               -                   -                (340,246)
                                                               ---------         -------          ----------          -----------


Balance, December 31, 1998                                     2,136,000           2,136           1,055,575             (989,332)

Increase in additional paid in capital                              -               -                133,000               -
Net loss                                                            -               -                   -                (609,598)
                                                               ---------         -------          ----------          -----------

Balance, December 31, 1999                                     2,136,000         $ 2,136          $1,188,575          $(1,598,930)
                                                               =========         =======          ==========          ===========


Additional disclosure for development stage companies

Common stock issued:
At par                                                         1,536,000        $  1,536          $    -0-
For services                                                     416,000             416              20,384
From private offering                                            184,000             184           1,168,191
                                                               ---------         -------          ----------

                                                               2,136,000         $ 2,136         $1,188,575
                                                               =========         =======         ===========





                                      F-7

The accompanying notes to the financial statements are an integral part of these statements.




                                                                                                               EXHIBIT "D"
                                                            SAVE ON ENERGY, INC.
                                                 (A COMPANY IN THE DEVELOPMENT STAGE)
                                                         STATEMENT OF CASH FLOWS
                                                        YEARS ENDED DECEMBER 31,

                                                                          1999                      1998
                                                                        --------                  --------

Cash flows from operating activities
      Net loss                                                          $(609,598)                $(340,246)
      Adjustments to reconcile net loss
        to net cash (used in)
        operating activities:
          Depreciation and amortization                                    17,317                    22,699
      Changes in assets and liabilities:
          Decrease in accounts receivable,
            net                                                            69,395                    15,771
          Decrease (increase) in inventory                                104,119                  (116,048)

          Decrease in other current assets                                   -                        1,118
          Decrease (increase) in
            long term notes receivable                                     66,228                   (24,967)
          (Decrease) increase in
            accounts payable                                              (67,886)                   65,417
          Increase in taxes payable                                        32,684                    27,684
          Increase in accrued
            litigation loss                                               125,000                      -

          Increase (decrease) in
            accrued expenses                                                3,593                   (47,110)
                                                                        ---------                 ---------

                          Net cash used in
                            operating activities                         (259,148)                 (395,682)
                                                                        ---------                 ---------

Cash flows from investing activities
      Purchase of fixed assets                                               -                      (10,193)
      Proceeds from sale of fixed assets                                     -                        8,800
                                                                        ---------                 ---------

                          Net cash used in
                            investing activities                             -                       (1,393)
                                                                        ---------                 ---------





                                      F-8

The accompanying notes to the financial statements are an integral part of these statements.





                                                                                                               EXHIBIT "D"
                                                                                                               (Continued)
                                                            SAVE ON ENERGY, INC.
                                                   (A COMPANY IN THE DEVELOPMENT STAGE)
                                                          STATEMENT OF CASH FLOWS
                                                         YEARS ENDED DECEMBER 31,

                                                                                    1999                          1998
                                                                                -----------                    ----------
Cash flows from financing activities
      Net proceeds from line of credit                                               90,000                        50,000
      Proceeds from convertible
        notes payable                                                               150,000                       153,500
      Increase in additional
        paid in capital                                                             133,000                       100,500
                                                                                -----------                       ----------

                          Net cash provided by
                            financing activities                                    373,000                       304,000
                                                                                -----------                    ----------

                          Net increase decrease
                            in cash                                                 113,852                       (93,075)

Cash, at beginning                                                                   21,914                       114,989
                                                                                -----------                    ----------


Cash, at end                                                                    $   135,766                    $   21,914
                                                                                ===========                    ==========





Supplementary information

Cash paid during the year for:
      Interest                                                                  $    29,290                    $    9,688
      Income taxes                                                                       --                            --

Additional disclosure for development state companies
 Cumulative  amounts since inception:
        Net cash used in
         operating activities                                                   $(1,234,060)                   $ (974,912)

        Net cash used in
         investing activities                                                       (93,825)                      (93,825)
        Net cash provided by
         financing activities                                                     1,463,651                     1,090,651
                                                                                -----------                    ----------

                                                                                $   135,766                    $   21,914
                                                                                ===========                    ==========

The accompanying notes to the financial statements are an integral part of these statements.

                              SAVE ON ENERGY, INC.
                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Organization
        Save on Energy, Inc. ("the Company") was incorporated in Georgia on April 1, 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines to non-petroleum based fuels such as compressed natural gas. The Company acquired the exclusive right in North America to exploit the patents relating to the retrofit devices pursuant to a license ("the License) acquired on June 1, 1996. On January 3, 2000, the license was restricted to the United States, Canada, Mexico and the Nation of Egypt in exchange for a modification of the appertaining royalty agreement and an issuance of 250,000 shares of additional stock.

        The Company is a Development Stage Company as defined in Financial Accounting Standards Board Statement No. 7. During 1999 and 1998, the Company devoted substantially all of its efforts to establishing a new business.

        Basis of Presentation
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and results of operations for the reporting period. Actual results could differ from those estimates.

        Concentration of Credit Risk
        The Company occasionally maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

        Cash and Cash Equivalents
        For the purpose of reporting cash flows, cash includes cash on hand and savings accounts.

        Inventory
        Inventory is stated at the lower of cost, determined on the first-in, first-out, (FIFO) method, or market.


        Property, Plant and Equipment
        Property, plant and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives principally by the straight line method. Maintenance, repairs and minor improvements are charged to operations as incurred. Renewals and betterments, which materially increase the value of property, are capitalized.

        Income Taxes
        Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences related primarily to allowance for doubtful receivables (deductible for financial statement purposes but not for income tax purposes). The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income, and reduced by the portion of deferred taxes not likely to be realized


2.  ACCOUNTS RECEIVABLE, NET


        Accounts receivable, net consists of the following:

                                                      1999               1998
                                                    --------           --------

               Accounts receivable                  $ 23,218           $158,794
               Interest receivable                     4,180              7,499
               Other receivables                         375              2,375
                                                    --------           --------
                                                      27,773            168,668
               Less: allowance for
                     doubtful accounts                 5,000             76,500
                                                    --------           --------
                                                    $ 22,773           $ 92,168
                                                    ========           ========

3.  LICENSES

        The License gives the Company the exclusive North American rights to utilize and exploit five patents including marketing and selling products and granting sublicenses to others. In addition, the Company has the first option to acquire the license for the same patents in other countries where it has not yet been granted. The underlying patents were developed by the Company's President or the Company's Chief Consultant and have since been assigned to a trust ("the Trust" or "Licensor"). the beneficiaries of which are all related to the Chief Consultant.

        In consideration for the License, the Company executed a promissory note for $150,000 and is required to pay a royalty of $21 per patent per unit sold during the life of four of the patents and $150 per unit sold on a fifth patent for a dual fuel control system, adjusted annually to reflect changes in the consumer price index. Substantially all of the units sold require payments under two patents. Under the terms of the License, the royalty shall be increased by an amount equal to $79 (the "Additional Royalty") per patent per unit. The Additional Royalty shall be payable until such time as the amount of Additional Royalty generated from the sale of units shall aggregate $150,000 plus accrued interest calculated at the rate of 12% per annum. When said sum is paid, the royalty shall revert to the original royalty as adjusted to reflect increases in the consumer price index.

        The promissory note was marked paid and returned on June 18, 1998 in consideration of an issuance of 108,000 shares of the company's stock.

        The license agreement was amended on January 3,2000. The amendment restricts the license rights to the United States, Canada, Mexico and Egypt, and eliminates all quotas as specified in the original agreements. In exchange for this amendment the company will issue 250,000 shares of voting stock to the trust.

4.  NOTES AND LOANS PAYABLE

        An analysis of notes and loans payable is set forth below:

                                                              1999               1998
                                                            --------           --------
        A. Revolving loan payable to Peachtree
           National Bank, dated 1998 plus
           interest at 8.75%, renewed in 1999
           at 10.5% per annum, payable on
           May 5, 2000.  The bank holds
           security interest in the company's
           equipment, accounts receivable and
           shares in company stock.                         $140,000           $ 50,000

        B. Convertible notes payable to
           holders of Warrants, dated 1998,
           plus interest at 9% convertible
           at $4.00 per share, payable in
           18 months.                                        153,500            153,500

        C. Convertible notes payable dated
           1999 plus interest at 12%
           convertible at $.75 per share,
           payable in one year.                              150,000               -
                                                            --------           --------

                                                            $443,500           $203,500
                                                            ========           ========

5. INCOME TAXES

       DEFERRED TAX ASSETS ARE SUMMARIZED AS FOLLOWS:

                                                        Net
                                         Allowance   Operating
                                            For         Loss
                                         Bad Debts   Carryforwards     Total
                                         ---------   -------------     -----
Balance at December 31, 1997:
   As previously reported

                                         $ 4,000      $203,300      $207,300
Change during 1998                        26,600       134,000       160,600
                                          --------      --------     --------
   Balance at
   December 31, 1998                      30,600       337,300       367,900
Change during 1999                       (28,600)      237,700       209,100
                                          --------      --------     --------
                                           2,000       575,000       577,000
Valuation allowance                        2,000       575,000       577,000
                                          --------      --------     --------
Balance at
December 31, 1999                         $  -0-        $  -0-      $      -0-
                                          ========      ========     ========


The Company's net operating loss carry forwards of approximately $1,329,000 expire as follows:

                          Year                       Amount
                          ----                       ------

                          2011                     $  246,500
                          2012                        263,500
                          2013                        339,000
                          2014                        480,000
                                                   ----------
                                                   $1,329,000

6. EARNINGS (LOSS) PER SHARE

        Basic net earnings per share is computed by dividing net earnings available to common stockholder (numerator) by the weighted average number of common shares outstanding (denominator) during the period and excludes the dilutive effect of stock options. Diluted net earnings
        (loss) per share gives effect to all potentially dilutive common shares outstanding during the period.

7. STOCKHOLDERS' EQUITY

     Compensation Plans
        The Board of Directors and stockholders of the Company have ratified and approved the Electronic Fuel Control, Inc. 1996 Stock Option Plan (the "Plan" for which the Company has reserved 500,000 shares of Common stock for issuance upon the exercise of qualified and non-qualified stock options granted under the Plan to employees, advisors, consultants and Directors of the Company at prices and on terms which have not been determined. As of December 31, 1999 no options have been issued under the Plan.

        On April 29, 1998, as consideration for consulting services with regard to raising capital from sales in the United States and abroad, the Company issued warrants which entitle the holders thereof, subject to the provisions of the warrants, to purchase an aggregate of 252,500 shares of the Company's Common Stock for $1.00 per share. These warrants expire on April 29, 2003.

        In June, 1998, in conjunction with a convertible debt offer (Note 4), the Company issued warrants which entitle the holders thereof, subject to the provisions of the warrants, to purchase 60,000 shares of the Company's Common Stock for $1.50 per share. These warrants expire in June, 2000.

        In December 1998, in conjunction with a convertible debt offer (Note 4), the Company issued warrants which entitle the holders thereof, subject to the provisions of the warrants, to purchase 24,400 shares of the Company's Common Stock for $1.50 per share. These warrants expire in December, 2000.

        On  April  29,  1998,   the  Company  filed  Articles  of  Amendment  of
        Certificate of Incorporation in the office of the Secretary of State of Georgia changing its name to Save On Energy, Inc.

8.  COMMITMENTS AND CONTINGENCIES

     Minimum Royalties
        Pursuant to the License (Note 3), the Company had committed to sell a minimum number of units each license year ending on May 31. The License provides for a minimum number of units to be sold and royalties to be paid each year beginning with 2,500 units in the first year and increasing one thousand units each year through the eighth year. In the ninth year and thereafter a minimum of 110,000 units were to be sold.

        In June, 1997, the Licensor agreed to add the quotas shortfall from the first year to the second year, increasing the second year quota to 5,882 units. In June, 1998, the Licensor agreed to suspend the quotas for a period of three (3) years, i.e. there would be no quotas for the Company to meet until the license year beginning June 1, 2001 at which time the quotas would start at 2,500 units per year and continue as is now set forth in the License Agreement. The licensor had the right to terminate the License if the quota in any year was not met.

        As per Note 3, the quotas have been stricken from the license agreement in return for further territorial restrictions and issuance of voting stock.

        Consulting Agreement
        The Company had a three-year consulting agreement with its Chief Consultant commencing June 1, 1996. The agreement provides for compensation of $75,000 in the first year, $80,000 in the second year and $85,000 in the final year of the agreement. Inasmuch as the Company has been unable to maintain the agreement, the Chief Consultant has waived the arrears. The agreement lapsed during 1999 and a further contract has yet to be signed.

        Industrial Lease
        The lease on the Company's office and warehouse space expires February 29, 2000.

        Going Concern
        As shown in the accompanying financial statements, the Company incurred a net loss of $609,598 during the year ended December 31, 1999, and as of that date, the Company's current liabilities exceeded its current assets by $463,765 and its total liabilities exceeded its total assets by $408,219. These factors create an uncertainty about the Company's ability to continue as a going concern. Management of the Company is developing a plan to reduce its liabilities by restructuring its debts and converting a substantial portion into equity, and issuance of additional stock to shareholders. The ability of the Company to continue as a going concern is dependent on the plan's success. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

9.  RELATED PARTY TRANSACTIONS

        During 1998 and 1999, the Company shared general overhead with Combustion Labs, Inc., a prior licensee, controlled by the Davis Family Trust and its beneficiaries who are officers of the Company. In addition, the Company licenses proprietary technology from the Davis Family Trust.

10. PRIOR PERIOD ADJUSTMENTS

        The Company's previously issued 1998 financial statements have been corrected in the current year as a result of certain disclosures. This resulted in the following changes to accumulated deficit and the related operating results.

        Also corrected was a misstatement of capital stock issued to a prospective key employee as an inducement to join the Company. The stock was recorded but never issued inasmuch as the employee reneged and was never hired.

        In 1996 the Company acquired a license from the Davis Family Trust, the licensor, at fair market value. Due to the relationship of the officers/shareholders of the Company with he Trust, the value of the license was reduced to the licensor's basis. Consequently, the accounts presented herewith were restated to reflect the effect of that change.


                                              Additional
                                               Paid in            Accumulated
                                               Capital              Deficit              Net Loss
As previously reported,
  December 31, 1998                         $   931,349            $(859,583)          $(325,607)

Underaccrual of professional
  fees and consultant fees                          -                (26,256)             (26,256)

Effect of license
      valuation restatement                     124,226             (103,733)              11,617

Cancellation of unissued
      capital stock                                  -                   240                    -
                                             ----------             ---------            ---------
As restated,
      December 31, 1998                      $1,055,575            $(989,332)           $(340,246)
                                             ==========            =========            =========

11. LITIGATION LOSS

        In 1999 an independent consultant filed suit against the Company to recover fees and damages of $125,000 inclusive of interest to December 31, 1999. The consultant's complaint originated from a contract to provide personal services and expertise, in the field of diesel and gasoline to natural gas conversions, on a project that occurred in 1997 and 1998 in the country of Uzbekistan. The Company contracted with the consultant at the direction and benefit of another party who was the primary contractor of the project. Although the Company has defenses against the plaintiff and will have a recovery claim against the primary contractor, it is management's opinion, supported by counsel, that a loss has been sustained in the period. Accordingly, they have accrued the loss as prescribed by Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

                            SUPPLEMENTARY INFORMATION

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            SUPPLEMENTARY INFORMATION
                             YEAR ENDED DECEMBER 31,

                                                                  1999               1998
                                                                --------           --------
SCHEDULE "1": COST OF SALES
      Inventory at beginning                                    $214,949           $ 98,901
      Purchases and freight                                      225,672            310,749
                                                                --------           --------
                                                                 440,621            409,650
      Inventory at end                                           110,830            214,949
                                                                --------           --------

                          Cost of sales                         $329,791           $194,701
                                                                ========           ========

SCHEDULE "2": OPERATING EXPENSES
      Salaries and wages                                        $175,679           $210,088
      Payroll taxes                                               13,007             14,313
      Employee benefits                                            3,211             13,374
      Consulting fees
   and outside services                                          108,053             81,238
      Rent                                                        25,950             26,053
      Light, heat and power                                       14,395             14,812
      Repairs and maintenance                                      1,461              3,149
      Factory supplies and expenses                               10,067              6,842
      Research and product testing                                 3,155             10,103
      Insurance                                                   22,841             38,393
      Depreciation                                                17,317             22,699
      Provision for doubtful accounts                            141,156             67,818
      Licenses and permits                                           357              2,136
      Royalties and patents                                       15,978             12,286
      Auto and truck expense                                       2,996              9,387
      Sales promotion, advertising
        and public relations                                       5,847             19,367
      Professional fees                                           35,910             55,567
      Travel and transportation                                   47,931             33,121
      Telephone                                                   13,556             14,943
      Entertainment                                                4,398              2,675
      Office supplies and expense                                 14,602             10,551
      Dues and subscriptions                                       2,814              2,253
      Sundry taxes                                                 1,061              2,445
      Miscellaneous expense                                          176              2,345
                                                                --------           --------

                          Total operating expenses              $681,918           $675,958
                                                                ========           ========

SCHEDULE "3": INCOME AND EXPENSE
      Loss on litigation                                        $125,000           $     -
      Interest expense                                            35,489             15,945
      Interest income                                             (2,476)            (6,915)
                                                                --------           --------
    Total other income
        and expense                                             $158,013           $  9,030
                                                                ========           ========

                              SAVE ON ENERGY, INC.

                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                              FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                 MARCH 31, 2000

                              SAVE ON ENERGY, INC.
                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                          INDEX TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (UNAUDITED)

Accountants' Review Report

Financial Statements

  Balance Sheets                                             Exhibit "A"

  Statements of Operations                                   Exhibit "B"

  Statement of Stockholders' Equity                          Exhibit "C"

  Statement of Cash Flows                                    Exhibit "D"

Notes to Financial Statements

Supplementary Information

  Cost of Sales                                              Schedule "1"

  Operating Expenses                                         Schedule "2"

  Other Income and Expense                                   Schedule "3"

To the Stockholders of
Save On Energy, Inc.
Airport Industrial Center Suite 210
4851 Georgia Highway 85
Forest Park, Georgia 30297


     We have reviewed the accompanying balance sheet of Save On Energy, Inc as of March 31, 2000 and the related statements of operations and stockholders' equity and cash flows for the three months then ended, and the accompanying supplementary information contained in Schedules 1-3. which are presented only for supplementary analysis purposes, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Save On Energy, Inc.

     A review consists principally of inquiries of Company personnel and analytical procedures applied to the financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

     We previously audited, in accordance with generally accepted accounting standards, the balance sheet as of December 31, 1999, and the related statements of operations and stockholders' equity and cash flows for the year then ended (not presented herein), and in our report dated January 21, 2000 we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1999 is fairly presented in all material respects in relation to the balance sheet from which it has been derived.


                                                       Jack Kane & Company, P.C.

May 23, 2000

                                                                     EXHIBIT "A"

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEETS

                                                                 (Unaudited)         (Audited)
                                                                  3/31/00             12/31/99
                                         ASSETS
Current assets
      Cash                                                       $   71,722          $  135,766
      Accounts receivable, net                                       33,764              22,773
      Inventory                                                      98,703             110,830
                                                                 ----------          ----------
                          Total current assets                      204,189             269,369
                                                                 ----------          ----------
Property, plant and equipment
      Equipment and leasehold improvements                           98,104              91,624
      Less: accumulated depreciation                                 62,576              58,578
                                                                 ----------          ----------
                          Net fixed assets                           35,528              33,046
                                                                 ----------          ----------
Other assets
      Long term notes receivable                                     22,500              22,500
                                                                 ----------          ----------
                          Total assets                           $  262,217          $  324,915
                                                                 ==========          ==========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
      Notes and loans payable                                    $  390,000          $  443,500
      Accounts payable                                               46,512              39,569
      Taxes payable                                                  93,880              80,558
      Accrued loss on litigation (Note 5)                           125,000             125,000
      Accrued expenses                                               26,998              44,507
                                                                 ----------          ----------
                          Total current liabilities                 682,390             733,134
                                                                 ----------          ----------

Commitments and contingencies (Note 3)
Stockholders' equity
      Preferred stock, $.01 par value,
        authorized 5,000,000 shares,
        none issued                                                     -                    -
      Common stock, $.001 par value,
        authorized 20,000,000 shares, issued
        3,386,000 and 2,136,000 shares                                3,386               2,136
      Additional paid-in capital                                  1,406,243           1,188,575
      Deficit accumulated during the
        development stage                                        (1,829,802)         (1,598,930)
                                                                 ----------          ----------
Total stockholders'
                            (deficit) equity                       (420,173)           (408,219)
                                                                 ----------          ----------

                          Total liabilities and
                            stockholders' equity                 $  262,217          $  324,915
                                                                 ==========          ==========


                                      FU-4

The accompanying notes to the financial statements are an integral part of these statements.





                                                                     EXHIBIT "B"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                   (UNAUDITED)


Sales                                                            $   52,727

Cost of sales (Schedule "1")                                         24,817
                                                                 ----------
                          Gross profit                           $   27,910

Operating expenses (Schedule "2")                                   246,846
                                                                 ----------
                          Operating loss                           (218,936)

Other income and expense (Schedule "3")                             (11,936)
                                                                 ----------
                          Net loss                               $ (230,872)
                                                                 ==========

Net loss per weighted average share, basic                           $(.05)

Net loss per weighted average share, diluted                         $(.05)

Weighted average share, basic                                     4,165,500
Weighted average share, diluted                                   4,365,500



                                      FU-5

The accompanying notes to the financial statements are an integral part of these statements.





                                                                                                                       EXHIBIT "C"


                                                            SAVE ON ENERGY, INC.
                                                 (A COMPANY IN THE DEVELOPMENT STAGE)
                                                   STATEMENT OF STOCKHOLDERS' EQUITY
                                               FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                                             (UNAUDITED)



                                                                                                                        Deficit
                                                                                                                        Accumulated
                                                         Common                                Additional               During
                                                         Stock                                 Paid-in                  Development
                                                         Shares                    Amount      Capital                  Stage

Balance, January 1, 2000                                  2,136,000                $ 2,136     $1,188,575               $(1,598,930)
Proceeds from issuance of common stock                    1,250,000                  1,250        217,668                      -
Net loss                                                       -                      -              -                     (230,872)
                                                         ----------                -------     ----------               -----------

Balance, March 31, 2000                                   3,386,000                $ 3,386     $1,406,243               $(1,829,802)
                                                         ==========                =======     ==========               ============




Additional disclosure for
development stage companies

Common stock issued:
At par                                                    1,536,000                $ 1,536    $    -0-
For services                                                866,000                    866        84,934
From private offering                                       984,000                    984     1,321,309
                                                         ----------                -------    ----------

                                                          3,386,000                $ 3,386    $1,406,243
                                                         ==========                =======    ==========

The accompanying notes to the financial statements are an integral part of these statements.

                                                                     EXHIBIT "D"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                   (UNAUDITED)


Cash flows from operating activities
      Net loss                                                   $(230,872)
      Adjustments to reconcile net loss
        to net cash (used in)
        operating activities:
          Depreciation and amortization                              3,997
      Changes in assets and liabilities:
          Increase in accounts receivable,
            net                                                    (10,991)
          Decrease in inventory                                     12,127
          Increase in accounts payable                               6,944
          Increase in taxes payable                                 13,322
          Decrease in accrued expenses                             (17,509)
                                                                 ---------

                          Net cash used in
                            operating activities                 $(222,982)
                                                                 ---------

Cash flows from investing activities
      Purchase of fixed assets                                      (6,480)
                                                                 ---------

Cash flows from financing activities
      Proceeds from convertible
        notes payable                                              100,000
Payment of notes payable                                          (153,500)
Increase in additional
        paid in capital                                            217,668
      Issuance of capital stock                                      1,250
                                                                 -----------

                          Net cash provided by
                            financing activities                    165,418
                                                                 ----------

                          Net decrease in cash                      (64,044)

Cash, at beginning                                                  135,766
                                                                 ----------

Cash, at end                                                     $   71,722
                                                                 ==========

                                                                     EXHIBIT "D"
                                                                     (Continued)
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                   (UNAUDITED)







Supplementary information

Cash paid during the year for:
      Interest                                                   $     6,194
      Income taxes                                                        -

Additional disclosure for development state companies
 Cumulative  amounts since inception:
        Net cash used in
         operating activities                                    $(1,457,042)
        Net cash used in
         investing activities                                       (100,305)
        Net cash provided by
         financing activities                                      1,629,069
                                                                 -----------

                                                                 $    71,722
                                                                 ============

                              SAVE ON ENERGY, INC.
                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization
 Save on Energy, Inc. ("the Company") was incorporated in Georgia on April 1, 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines to non-petroleum based fuels such as compressed natural gas. The Company acquired the exclusive right in North America to exploit the patents relating to the retrofit devices pursuant to a license ("the License) acquired on June 1, 1996. On January 3, 2000, the license was restricted to the United States, Canada, Mexico and the Nation of Egypt in exchange for a modification of the appertaining royalty agreement and an issuance of 250,000 shares of additional stock.

 The Company is a Development Stage Company as defined in Financial Accounting Standards Board Statement No. 7. Since its inception, the Company has devoted substantially all of its efforts to establishing a new business.

 Accounting
 The accompanying financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles. Certain information and footnote disclosures normally included in the Company's annual financial statements have been condensed or omitted. The interim financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the interim period ended March 31, 2000.

 The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the entire fiscal year. It is suggested that these interim financial statements be read in conjunction with the audited financial statements for the year ended December 31, 1999.

 Concentration of Credit Risk
 The Company occasionally maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

Cash and Cash Equivalents
For the purpose of reporting cash flows, cash includes cash on hand and savings accounts.

Inventory
Inventory is stated at the lower of cost, determined on the first-in, first-out,
(FIFO) method, or market.

Property, Plant and Equipment Property, plant and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives principally by the straight line method. Maintenance, repairs and minor improvements are charged to operations as incurred. Renewals and betterments, which materially increase the value of property, are capitalized.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences related primarily to allowance for doubtful receivables (deductible for financial statement purposes but not for income tax purposes). The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income, and reduced by the portion of deferred taxes not likely to be realized


2. EARNINGS (LOSS) PER SHARE

Basic net earnings per share is computed by dividing net earnings available to common stockholder (numerator) by the weighted average number of common shares outstanding (denominator) during the period and includes the dilutive effect of stock options. Diluted net earnings (loss) per share gives effect to all potentially dilutive common shares outstanding during the period.

3. COMMITMENTS AND CONTINGENCIES

Minimum Royalties
Pursuant to the License, the Company had committed to sell a minimum number of units each license year ending on May 31. The License provides for a minimum number of units to be sold and royalties to be paid each year beginning with 2,500 units in the first year and increasing one thousand units each year through the eighth year. In the ninth year and thereafter a minimum of 110,000 units were to be sold.

In June, 1997, the Licensor agreed to add the quotas shortfall from the first year to the second year, increasing the second year quota to 5,882 units. In June, 1998, the Licensor agreed to suspend the quotas for a period of three (3) years, i.e. there would be no quotas for the Company to meet until the license year beginning June 1, 2001 at which time the quotas would start at 2,500 units per year and continue as is now set forth in the License Agreement. The licensor had the right to terminate the License if the quota in any year was not met.

The quotas have been stricken from the license agreement in return for further territorial restrictions and issuance of voting stock.

Consulting Agreement
The Company had a three-year consulting agreement with its Chief Consultant commencing June 1, 1996. The agreement provides for compensation of $75,000 in the first year, $80,000 in the second year and $85,000 in the final year of the agreement. Inasmuch as the Company has been unable to maintain the agreement, the Chief Consultant has waived the arrears. The agreement lapsed during 1999 and a further contract has yet to be signed.

Industrial Lease
The lease on the Company's office and warehouse space expired February 29, 2001.

Going Concern
The Company incurred a net loss of $609,598 during the year ended December 31, 1999, and as of that date, the Company's current liabilities exceeded its current assets by $463,765 and its total liabilities exceeded its total assets by $408,219. These factors create an uncertainty about the Company's ability to continue as a going concern. Management of the Company is developing a plan to reduce its liabilities by converting a substantial portion of its existing debts into equity by the issuance of additional stock to shareholders. The ability of the Company to continue as a going concern is dependent on the plan's success. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

4.  RELATED PARTY TRANSACTIONS

During 1998 and 1999, the Company shared general overhead with Combustion Labs, Inc., a prior licensee, controlled by the Davis Family Trust and its beneficiaries who are officers of the Company. In addition, the Company licenses proprietary technology from the Davis Family Trust.

5. LITIGATION LOSS

In 1999 an independent consultant filed suit against the Company to recover fees and damages of $125,000 inclusive of interest to December 31, 1999. The consultant's complaint originated from a contract to provide personal services and expertise, in the field of diesel and gasoline to natural gas conversions, on a project that occurred in 1997 and 1998 in the country of Uzbekistan. The Company contracted with the consultant at the direction and benefit of another party who was the primary contractor of the project. Although the Company has defenses against the plaintiff and will have a recovery claim against the primary contractor, it is management's opinion, supported by counsel, that a loss has been sustained in the period. Accordingly, they have accrued the loss as prescribed by Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

                            SUPPLEMENTARY INFORMATION

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            SUPPLEMENTARY INFORMATION
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000


SCHEDULE "1": COST OF SALES
        Inventory at beginning                                $110,830
        Purchases and freight                                   12,690
                                                              --------
                                                               123,520
        Inventory at end                                        98,703
                                                              --------

                          Cost of sales                       $ 24,817
                                                              ========

SCHEDULE "2": OPERATING EXPENSES
        Salaries and wages                                    $ 40,943
        Payroll taxes                                            4,904
        Employee benefits                                          438
        Consulting fees
           and outside services                                 61,240
        Rent                                                     6,938
        Light, heat and power                                    2,995
        Repairs and maintenance                                    215
        Factory supplies and expenses                            3,110
        Research and product testing                             4,476
        Insurance                                               10,901
        Depreciation                                             3,997
        Bad debts                                               10,362
        Royalties                                               25,666
        Auto and truck expense                                     175
        Sales promotion, advertising
          and public relations                                   6,850
        Professional fees                                       19,226
        Travel and transportation                               27,621
        Telephone                                                4,494
        Entertainment                                            3,148
        Office supplies and expense                              2,385
        Dues and subscriptions                                     324
        Bank fees and credit card charges                        2,998
        Miscellaneous expense                                    3,440
                                                              --------

                          Total operating expenses            $246,846
                                                              ========

SCHEDULE "3": OTHER INCOME AND EXPENSE
        Interest expense                                           $ 12,280
        Interest income                                                (344)
                                                                   --------

                          Total other income
                            and expense                            $ 11,936
                                                                   ========

                              SAVE ON ENERGY, INC.

                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                              FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                  JUNE 30, 2000

                              SAVE ON ENERGY, INC.
                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                          INDEX TO FINANCIAL STATEMENTS
                                  JUNE 30, 2000
                                   (UNAUDITED)


Accountants' Review Report

Financial Statements

  Balance Sheets                                                 Exhibit "A"

  Statements of Operations                                       Exhibit "B"

  Statement of Stockholders' Equity                              Exhibit "C"

  Statement of Cash Flows                                        Exhibit "D"

Notes to Financial Statements

Supplementary Information

  Cost of Sales                                                  Schedule "1"

  Operating Expenses                                             Schedule "2"

  Other Income and Expense                                       Schedule "3"

To the Stockholders of
Save On Energy, Inc.
Airport Industrial Center Suite 210
4851 Georgia Highway 85
Forest Park, Georgia 30297


     We have reviewed the accompanying balance sheet of Save On Energy, Inc as of June 30, 2000 and the related statements of operations and stockholders' equity and cash flows for the six months then ended, and the accompanying supplementary information contained in Schedules 1-3. which are presented only for supplementary analysis purposes, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Save On Energy, Inc.

     A review consists principally of inquiries of Company personnel and analytical procedures applied to the financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.


     We previously audited, in accordance with generally accepted accounting standards, the balance sheet as of December 31, 1999, and the related statements of operations and stockholders' equity and cash flows for the year then ended (not presented herein), and in our report dated January 21, 2000 we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1999 is fairly presented in all material respects in relation to the balance sheet from which it has been derived.


                                                       Jack Kane & Company, P.C.

September 5, 2000

                                                                     EXHIBIT "A"

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEETS

                                                                 (Unaudited)               (Audited)
                                                                  6/30/00                   12/31/99
ASSETS
Current assets
      Cash                                                       $   27,186                $  135,766
      Accounts receivable, net                                       31,977                    22,773
      Inventory                                                     121,179                   110,830
                                                                 ----------                ----------
                          Total current assets                      180,342                   269,369
                                                                 ----------                ----------

Property, plant and equipment
      Equipment and leasehold improvements                          128,962                    91,624
      Less: accumulated depreciation                                 68,440                    58,578
                                                                 ----------                ----------
                          Net fixed assets                           60,522                    33,046
                                                                 ----------                ----------

Other assets
      Long term notes receivable                                     22,500                    22,500
                                                                 ----------                ----------

                          Total assets                           $  263,364                $  324,915
                                                                 ==========                ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
      Notes and loans payable                                    $  523,027                $  443,500
      Accounts payable                                               84,979                    39,569
      Taxes payable                                                 106,897                    80,558
      Accrued loss on litigation (Note 5)                           125,000                   125,000
      Accrued expenses                                               54,694                    44,507
                                                                 ----------                ----------
                          Total current liabilities                 894,597                   733,134
                                                                 ----------                ----------
Non-Current liabilities
      Non-current portion of loans payable                           26,168                      -
                                                                 ----------                ----------

Commitments and contingencies (Note 3)
Stockholders' equity
      Preferred stock, $.01 par value,
        authorized 5,000,000 shares,
        none issued                                                    -                         -
      Common stock, $.001 par value,
        authorized 20,000,000 shares, issued
        3,406,000 and 2,136,000 shares                                3,406                     2,136
      Additional paid-in capital                                  1,421,223                 1,188,575
      Deficit accumulated during the
        development stage                                        (2,082,030)               (1,598,930)
                                                                 ----------                ----------
      Total stockholders'
                            (deficit) equity                       (657,401)                 (408,219)
                                                                 ----------                ----------

                          Total liabilities and
                            stockholders' equity                 $  263,364                $  324,915
                                                                 ==========                ==========

                                     FU-18

The accompanying notes to the financial statements are an integral part of these statements.






                                                                     EXHIBIT "B"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                            For the                   For the
                                                            3 months                  6 months
                                                            ended                     ended
                                                            6/30/2000                 6/30/2000



Sales                                                       $   52,665                $  105,392

Cost of sales (Schedule "1")                                    35,694                    60,511
                                                            ----------                ----------
                          Gross profit                          16,971                    44,881

Operating expenses (Schedule "2")                              249,425                   496,271
                                                            ----------                ----------
                          Operating loss                      (232,454)                 (451,390)

Other income and expense
  (Schedule "3")                                               (19,774)                 (31,710)
                                                            ----------                ----------
                          Net loss                          $ (252,228)               $ (483,100)
                                                            ==========                ==========



Net loss per weighted average share,
  basic                                                          $(.06)                    $(.11)

Net loss per weighted average share,
  diluted                                                        $(.06)                    $(.11)

Weighted average share, basic                                4,302,011                 4,226,375

Weighted average share, diluted                              4,788,141                 4,564,910


                                     FU-19

The accompanying notes to the financial statements are an integral part of these statements.




                                                                                                          EXHIBIT "C"


                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                       FOR THE SIX MONTHS ENDED JUNE, 2000
                                   (UNAUDITED)

                                                                                                                      Deficit
                                                                                                                      Accumulated
                                                                  Common                              Additional      During
                                                                  Stock                               Paid-in         Development
                                                                  Shares              Amount          Capital         Stage

Balance, January 1, 2000                                          2,136,000           $ 2,136         $1,188,575      $(1,598,930)
Proceeds from issuance of common stock 1,270,000                    1,270                                232,648             -
Net loss                                                                -                -                  -            (483,100)
                                                                  ----------          -------         ----------      -----------
Balance, June 30, 2000                                            3,406,000           $ 3,406         $1,421,223      $(2,082,030)
                                                                  =========           =======         ==========      ============


Additional disclosure for development stage companies

Common stock issued:
At par                                                             1,536,000          $ 1,536         $    -0-
For services                                                         886,000              886             99,914
From private offering                                                984,000              984          1,321,309
                                                                  ----------          -------          ---------
                                                                   3,406,000          $ 3,406         $1,421,223
                                                                  ==========          =======         =========

The accompanying notes to the financial statements are an integral part of these statements.

                                                                     EXHIBIT "D"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                   (UNAUDITED)

Cash flows from operating activities
      Net loss                                                  $(483,100)
      Adjustments to reconcile net loss
        to net cash (used in)
        operating activities:
          Depreciation and amortization                             9,862
      Changes in assets and liabilities:
          Increase in accounts receivable,
            net                                                    (9,204)
          Increase in inventory                                   (10,349)
          Increase in accounts payable                             45,410
          Increase in taxes payable                                26,339
          Increase in accrued expenses                             10,187
                                                                ---------
                          Net cash used in
                            operating activities                $(410,855)
                                                                ---------
Cash flows from investing activities
      Purchase of fixed assets                                    (37,338)
                                                                ---------
Cash flows from financing activities
      Proceeds from convertible
        notes payable                                             230,000
Payment of notes payable                                         (153,500)
      Net proceeds from equipment loan                             29,195
      Increase in additional
        paid in capital                                           232,648
      Issuance of capital stock                                     1,270
                                                                -----------
                          Net cash provided by
                            financing activities                  339,613
                                                                ----------
                          Net decrease in cash                   (108,580)

Cash, at beginning                                                135,766
                                                                ----------
Cash, at end                                                   $   27,186
                                                                ==========

The accompanying notes to the financial statements are an integral part of these statements.

                                                                     EXHIBIT "D"
                                                                     (Continued)
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                   (UNAUDITED)


Supplementary information

Cash paid during the year for:
      Interest                                                   $    10,787
      Income taxes                                                         -

Additional disclosure for development state companies
 Cumulative  amounts since inception:
        Net cash used in
         operating activities                                    $(1,644,915)
        Net cash used in
         investing activities                                       (131,163)
        Net cash provided by
         financing activities                                      1,803,264
                                                                 -----------

                                                                 $    27,186
                                                                 ============

The accompanying notes to the financial statements are an integral part of these statements.

                              SAVE ON ENERGY, INC.
                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Organization
       Save on Energy, Inc. ("the Company") was incorporated in Georgia on April 1, 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines to non-petroleum based fuels such as compressed natural gas. The Company acquired the exclusive right in North America to exploit the patents relating to the retrofit devices pursuant to a license ("the License) acquired on June 1, 1996. On January 3, 2000, the license was restricted to the United States, Canada, Mexico and the Nation of Egypt in exchange for a modification of the appertaining royalty agreement and an issuance of 250,000 shares of additional stock.

       The Company is a Development Stage Company as defined in Financial Accounting Standards Board Statement No. 7. Since its inception, the Company devoted substantially all of its efforts to establishing a new business.

       Accounting
       The accompanying financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles. Certain information and footnote disclosures normally included in the Company's annual financial statements have been condensed or omitted. The interim financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the interim period ended June 30, 2000.

       The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the entire fiscal year. It is suggested that these interim financial statements be read in conjunction with the audited financial statements for the year ended December 31, 1999.

       Concentration of Credit Risk
       The Company occasionally maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

       Cash and Cash Equivalents
       For the purpose of reporting cash flows, cash includes cash on hand and savings accounts.

       Inventory
       Inventory is stated at the lower of cost, determined on the first-in, first-out, (FIFO) method, or market.

       Property, Plant and Equipment Property, plant and equipment are stated at cost.

       Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives principally by the straight line method. Maintenance, repairs and minor improvements are charged to operations as incurred. Renewals and betterments, which materially increase the value of property, are capitalized.

       Income Taxes
       Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences related primarily to allowance for doubtful receivables (deductible for financial statement purposes but not for income tax purposes). The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income, and reduced by the portion of deferred taxes not likely to be realized


2. EARNINGS (LOSS) PER SHARE

       Basic net earnings per share is computed by dividing net earnings available to common stockholder (numerator) by the weighted average number of common shares outstanding (denominator) during the period and includes the dilutive effect of stock options. Diluted net earnings
       (loss) per share gives effect to all potentially dilutive common shares outstanding during the period.

3. COMMITMENTS AND CONTINGENCIES

       Minimum Royalties
       Pursuant to the License, the Company had committed to sell a minimum number of units each license year ending on May 31. The License provides for a minimum number of units to be sold and royalties to be paid each year beginning with 2,500 units in the first year and increasing one thousand units each year through the eighth year. In the ninth year and thereafter a minimum of 110,000 units were to be sold.

       In June, 1997, the Licensor agreed to add the quotas shortfall from the first year to the second year, increasing the second year quota to 5,882 units. In June, 1998, the Licensor agreed to suspend the quotas for a period of three (3) years, i.e. there would be no quotas for the Company to meet until the license year beginning June 1, 2001 at which time the quotas would start at 2,500 units per year and continue as is now set forth in the License Agreement. The licensor had the right to terminate the License if the quota in any year was not met.

       The quotas have been stricken from the license agreement in return for further territorial restrictions and issuance of voting stock.

       Consulting Agreement
       The Company had a three-year consulting agreement with its Chief Consultant commencing June 1, 1996. The agreement provides for compensation of $75,000 in the first year, $80,000 in the second year and $85,000 in the final year of the agreement. Inasmuch as the Company has been unable to maintain the agreement, the Chief Consultant has waived the arrears. The agreement lapsed during 1999 and a further contract has yet to be signed.

       Industrial Lease
       The lease on the Company's office and warehouse space expired February 29, 2001.

       Going Concern
       The Company incurred a net loss of $609,598 during the year ended December 31, 1999, and as of that date, the Company's current liabilities exceeded its current assets by $463,765 and its total liabilities exceeded its total assets by $408,219. These factors create an uncertainty about the Company's ability to continue as a going concern. Management of the Company is developing a plan to reduce its liabilities by converting a substantial portion of its existing debts into equity by the issuance of additional stock to shareholders. The ability of the Company to continue as a going concern is dependent on the plan's success. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

4.  RELATED PARTY TRANSACTIONS

       During 1998 and 1999, the Company shared general overhead with Combustion Labs, Inc., a prior licensee, controlled by the Davis Family Trust and its beneficiaries who are officers of the Company. In addition, the Company licenses proprietary technology from the Davis Family Trust.

5. LITIGATION LOSS

       In 1999 an independent consultant filed suit against the Company to recover fees and damages of $125,000 inclusive of interest to December 31, 1999. The consultant's complaint originated from a contract to provide personal services and expertise, in the field of diesel and gasoline to natural gas conversions, on a project that occurred in 1997 and 1998 in the country of Uzbekistan. The Company contracted with the consultant at the direction and benefit of another party who was the primary contractor of the project. Although the Company has defenses against the plaintiff and will have a recovery claim against the primary contractor, it is management's opinion, supported by counsel, that a loss has been sustained in the period. Accordingly, they have accrued the loss as prescribed by Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

                            SUPPLEMENTARY INFORMATION

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            SUPPLEMENTARY INFORMATION

                                                                               For the                        For the
                                                                                3 months                       6 months
                                                                                ended                          ended
                                                                                6/30/2000                      6/30/2000

SCHEDULE "1": COST OF SALES
      Inventory at beginning                                                    $ 98,703                       $110,830
      Purchases and freight                                                       58,170                         70,860
                                                                                --------                       --------
                                                                                 156,873                        181,690
      Inventory at end                                                           121,179                        121,179
                                                                                --------                       --------

                          Cost of sales                                         $ 35,694                       $ 60,511
                                                                                ========                       ========

SCHEDULE "2": OPERATING EXPENSES
      Salaries and wages                                                        $ 42,465                       $ 83,408
      Payroll taxes                                                                5,840                         10,744
      Employee benefits                                                              146                            584
      Consulting fees
         and outside services                                                     68,300                        129,540
      Rent                                                                         8,873                         15,811
      Light, heat and power                                                        4,281                          7,276
      Repairs and maintenance                                                        228                            443
      Factory supplies and expenses                                                1,013                          4,123
      Research and product testing                                                30,856                         35,332
      Insurance                                                                    9,946                         20,847
      Depreciation                                                                 5,865                          9,862
      Bad debts                                                                     (501)                         9,861
      Royalties                                                                    2,329                         27,995
      Auto and truck expense                                                       1,761                          1,936
      Sales promotion, advertising
        and public relations                                                      18,020                         24,870
      Professional fees                                                           11,676                         30,902
      Travel and transportation                                                   22,093                         49,714
      Telephone                                                                    3,105                          7,599
      Entertainment                                                                2,639                          5,787
      Office supplies and expense                                                  7,344                          9,729
      Dues and subscriptions                                                         694                          1,018
      Bank fees and credit card charges                                            1,252                          4,250
      Miscellaneous expense                                                        1,200                          4,640
                                                                                --------                       --------

                          Total operating expenses                              $249,425                       $496,271
                                                                                ========                       ========

SCHEDULE "3": OTHER INCOME AND EXPENSE
      Interest expense                                                          $ 19,886                       $ 32,166
      Interest income                                                               (112)                          (456)
                                                                                --------                       --------

                          Total other income
                            and expense                                         $ 19,774                       $ 31,710
                                                                                ========                       ========

                              SAVE ON ENERGY, INC.

                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
                               SEPTEMBER 30, 2000

                              SAVE ON ENERGY, INC.
                     (FORMERLY ELECTRONIC FUEL CONTROL, INC
                          INDEX TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                  (UNAUDITED)





Accountants' Review Report

Financial Statements

  Balance Sheets                                    Exhibit "A"

  Statements of Operations                          Exhibit "B"

  Statement of Stockholders' Equity                 Exhibit "C"

  Statement of Cash Flows                           Exhibit "D"

Notes to Financial Statements

Supplementary Information

  Cost of Sales                                      Schedule "1"

  Operating Expenses                                 Schedule "2"

  Other Income and Expense                           Schedule "3"

To the Stockholders of
Save On Energy, Inc.
Airport Industrial Center Suite 210
4851 Georgia Highway 85
Forest Park, Georgia 30297


     We have reviewed the accompanying balance sheet of Save On Energy, Inc as of September 30, 2000 and the related statements of operations and stockholders' equity and cash flows for the nine months then ended, and the accompanying supplementary information contained in Schedules 1-3. which are presented only for supplementary analysis purposes, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Save On Energy, Inc.

     A review consists principally of inquiries of Company personnel and analytical procedures applied to the financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

     We previously audited, in accordance with generally accepted accounting standards, the balance sheet as of December 31, 1999, and the related statements of operations and stockholders' equity and cash flows for the year then ended (not presented herein), and in our report dated January 21, 2000 we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1999 is fairly presented in all material respects in relation to the balance sheet from which it has been derived.




Jack Kane & Company, P.C.


November 20, 2000

                                                                                               EXHIBIT "A"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEETS
                                                                         (Unaudited)           (Audited)
                                                                          9/30/00               12/31/99
                                     ASSETS
Current assets
     Cash                                                                $    8,646            $  135,766
     Accounts receivable, net                                                16,396                22,773
     Inventory                                                              182,480               110,830
                                                                         ----------            ----------
                      Total current assets                                  207,522               269,369
                                                                         ----------            ----------

Property, plant and equipment
     Equipment and leasehold improvements                                   130,335                91,624
     Less: accumulated depreciation                                          73,472                58,578
                                                                         ----------            ----------
                      Net fixed assets                                       56,863                33,046
                                                                         ----------            ----------

Other assets
     Long term notes receivable                                              22,500                22,500
                                                                         ----------            ----------

                      Total assets                                       $  286,885            $  324,915
                                                                         ==========            ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Notes and loans payable                                             $  544,862            $  443,500
     Accounts payable    176,493                                             39,569
     Taxes payable       120,997                                             80,558
     Accrued loss on litigation (Note 5)                                    125,000               125,000
     Accrued expenses                                                        78,037                44,507
                                                                         ----------            ----------
                      Total current liabilities                           1,045,389               733,134
                                                                         ----------            ----------
Non-Current liabilities
     Non-current portion of loans payable                                    23,295                  -
                                                                         ----------            ----------

Commitments and contingencies (Note 3)
Stockholders' equity
     Preferred stock, $.01 par value,
       authorized 5,000,000 shares,
       none issued          -                                                  -
     Common stock, $.001 par value,
       authorized 20,000,000 shares, issued
       3,406,000 and 2,136,000 shares                                         3,406                 2,136
     Additional paid-in capital                                           1,421,223             1,188,575
     Deficit accumulated during the
       development stage                                                 (2,206,428)           (1,598,930)
                                                                         ----------            ----------
Total stockholders'
                        (deficit) equity                                   (781,799)             (408,219)
                                                                         ----------            ----------
                      Total liabilities and
                        stockholders' equity                             $  286,885            $  324,915
                                                                         ==========            ==========
           The  accompanying  notes to the financial  statements are an integral part of these statements.



                                     FU-33




                                                                                               EXHIBIT "B"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                     For the              For the
                                                                     3 months             9 months
                                                                     ended                ended
                                                                     9/30/2000            9/30/2000



Sales                                                                $   51,818           $  157,210

Cost of sales (Schedule "1")                                             23,825               84,336
                                                                     ----------           ----------

                      Gross profit                                       27,993               72,874

Operating expenses (Schedule "2")                                       135,217              631,488
                                                                     ----------           ----------

                      Operating loss                                   (107,224)            (558,614)

Other income and expense
  (Schedule "3")                                                        (17,174)             (48,884)
                                                                      ----------          ----------

                      Net loss                                       $ (124,398)          $ (607,498)
                                                                     ==========           ==========



Net loss per weighted average share,
  basic                                                                   $(.03)               $(.14)

Net loss per weighted average share,
  diluted                                                                 $(.03)               $(.14)

Weighted average share, basic                                         4,247,500            4,233,403

Weighted average share, diluted                                       4,754,167            4,629,105


                                     FU-34






                                                                     EXHIBIT "C"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)

                                                                                         Deficit
                                                                                         Accumulated
                                       Common                          Additional        During
                                       Stock                           Paid-in           Development
                                       Shares          Amount          Capital           Stage

Balance, January 1, 2000               2,136,000    $     2,136      $ 1,188,575       $(1,598,930)
Proceeds from issuance of
  common stock                         1,270,000          1,270          232,648              --
Net loss                                    --             --               --            (607,498)
                                                    -----------      -----------       -----------

Balance, September 30, 2000            3,406,000    $     3,406      $ 1,421,223       $(2,206,428)
                                      ==========    ===========      ===========       ===========




Additional disclosure for development stage companies

Common stock issued:
At par                               1,536,000       $ 1,536
For services                           886,000           886
From private offering                  984,000           984
                                    ----------       -------

                                     3,406,000       $ 3,406
                                     =========       =======



The accompanying notes to the financial statements are an integral part of these statements.


                                     FU-35





                                                                     EXHIBIT "D"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)



Cash flows from operating activities
         Net loss                                    $(607,498)
         Adjustments to reconcile net loss
           to net cash (used in)
           operating activities:
             Depreciation and amortization              14,894
         Changes in assets and liabilities:
             Decrease in accounts receivable,
               net                                       6,377
             Increase in inventory                     (71,650)
             Increase in accounts payable              136,924
             Increase in taxes payable                  40,439
             Increase in accrued expenses               33,530
                                                     ---------

                  Net cash used in
                    operating activities             $(446,984)
                                                     ---------

Cash flows from investing activities
         Purchase of fixed assets                      (38,711)
                                                     ---------

Cash flows from financing activities
         Proceeds from convertible
           notes payable                               230,000
         Payment of notes payable
                                                      (153,500)
         Net proceeds from equipment loan               28,089
         Proceeds from loan                             12,068
         Increase in line of credit                      8,000
         Increase in additional
           paid in capital                             232,648
         Issuance of capital stock                       1,270
                                                   -----------

                  Net cash provided by
                    financing activities               358,575
                                                    ----------

                  Net decrease in cash                (127,120)

Cash, at beginning                                     135,766

Cash, at end                                        $    8,646
                                                   ============


The accompanying notes to the financial statements are an integral part of these statements.



                                     FU-36




                                                                     EXHIBIT "D"
                                                                     (Continued)
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   (UNAUDITED)







Supplementary information

Cash paid during the year for:
     Interest                                                     $     19,226
     Income taxes                                                       ------


Additional disclosure for development state companies
     Cumulative  amounts since inception:
       Net cash used in
        operating activities                                       $(1,681,044)
       Net cash used in
        investing activities                                          (132,536)
       Net cash provided by
        financing activities                                         1,822,226
                                                                   -----------

                                                                  $      8,646
                                                                  ============


The accompanying notes to the financial statements are an integral part of these statements.

                              SAVE ON ENERGY, INC.
                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization

     Save on Energy, Inc. ("the Company") was incorporated in Georgia on April 1, 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines to non-petroleum based fuels such as compressed natural gas. The Company acquired the exclusive right in North America to exploit the patents relating to the retrofit devices pursuant to a license ("the License) acquired on June 1, 1996. On January 3, 2000, the license was restricted to the United States, Canada, Mexico and the Nation of Egypt in exchange for a modification of the appertaining royalty agreement and an issuance of 250,000 shares of additional Stock.

     The Company is a Development Stage Company as defined in Financial Accounting Standards Board Statement No. 7. Since its inception, the Company devoted substantially all of its efforts to establishing a new business.

     Accounting

     The accompanying financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles. Certain information and footnote disclosures normally included in the Company's annual financial statements have been condensed or omitted. The interim financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results for the interim period ended September 30, 2000.

     The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the entire fiscal year. It is suggested that these interim financial statements be read in conjunction with the audited financial statements for the year ended December 31, 1999.

     Concentration of Credit Risk

     The Company occasionally maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

     Cash and Cash Equivalents

     For the purpose of reporting cash flows, cash includes cash on hand and savings accounts.

     Inventory

     Inventory is stated at the lower of cost, determined on the first-in, first-out, (FIFO) method, or market.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives principally by the straight line method. Maintenance, repairs and minor improvements are charged to operations as incurred. Renewals and betterments, which materially increase the value of property, are capitalized.

     Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences related primarily to allowance for doubtful receivables (deductible for financial statement purposes but not for income tax purposes). The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income, and reduced by the portion of deferred taxes not likely to be realized.


2. EARNINGS (LOSS) PER SHARE

     Basic net earnings per share is computed by dividing net earnings available to common stockholder (numerator) by the weighted average number of common shares outstanding (denominator) during the period and includes the dilutive effect of stock options. Diluted net earnings (loss) per share gives effect to all potentially dilutive common shares outstanding during the period.

3. COMMITMENTS AND CONTINGENCIES

     Minimum Royalties

     Pursuant to the License, the Company had committed to sell a minimum number of units each license year ending on May 31. The License provides for a minimum number of units to be sold and royalties to be paid each year beginning with 2,500 units in the first year and increasing one thousand units each year through the eighth year. In the ninth year and thereafter a minimum of 110,000 units were to be sold.

     In June, 1997, the Licensor agreed to add the quotas shortfall from the first year to the second year, increasing the second year quota to 5,882 units. In June, 1998, the Licensor agreed to suspend the quotas for a period of three
(3) years, i.e. there would be no quotas for the Company to meet until the license year beginning June 1, 2001 at which time the quotas would start at 2,500 units per year and continue as is now set forth in the License Agreement. The licensor had the right to terminate the License if the quota in any year was not met.

     The quotas have been stricken from the license agreement in return for further territorial restrictions and issuance of voting stock.

     Consulting Agreement

     The Company had a three-year consulting agreement with its Chief Consultant commencing June 1, 1996. The agreement provides for compensation of $75,000 in the first year, $80,000 in the second year and $85,000 in the final year of the agreement. Inasmuch as the Company has been unable to maintain the agreement, the Chief Consultant has waived the arrears. The agreement lapsed during 1999 and a further contract has yet to be signed.

     Industrial Lease

     The lease on the Company's office and warehouse space expires February 28, 2001.

     Going Concern

     The Company incurred a net loss of $609,598 during the year ended December 31, 1999, and as of that date, the Company's current liabilities exceeded its current assets by $463,765 and its total liabilities exceeded its total assets by $408,219. These factors create an uncertainty about the Company's ability to continue as a going concern. Management of the Company is developing a plan to reduce its liabilities by converting a substantial portion of its existing debts into equity by the issuance of additional stock to shareholders. The ability of the Company to continue as a going concern is dependent on the plan's success. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

4.  RELATED PARTY TRANSACTIONS

     During 1999 and 2000, the Company shared general overhead with Combustion Labs, Inc., a prior licensee, controlled by the Davis Family Trust and its beneficiaries who are officers of the Company. In addition, the Company licenses proprietary technology from the Davis Family Trust.


5. LITIGATION LOSS

     In 1999 an independent consultant filed suit against the Company to recover fees and damages of $125,000 inclusive of interest to December 31, 1999. The consultant's complaint originated from a contract to provide personal services and expertise, in the field of diesel and gasoline to natural gas conversions, on a project that occurred in 1997 and 1998 in the country of Uzbekistan. The Company contracted with the consultant at the direction and benefit of another party who was the primary contractor of the project. Although the Company has defenses against the plaintiff and will have a recovery claim against the primary contractor, it is management's opinion, supported by counsel, that a loss has been sustained in the period. Accordingly, they have accrued the loss as prescribed by Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

                            SUPPLEMENTARY INFORMATION

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            SUPPLEMENTARY INFORMATION

                                                      For the        For the
                                                     3 months        9 months
                                                       ended          ended
                                                    9/30/2000       9/30/2000

SCHEDULE "1": COST OF SALES
         Inventory at beginning                      $ 121,179      $ 110,830
         Purchases and freight                          85,126        155,986
                                                       206,305        266,816
         Inventory at end                              182,480        182,480

                  Cost of sales                      $  23,825      $  84,336
                                                     =========      =========

SCHEDULE "2": OPERATING EXPENSES
         Salaries and wages                          $  41,279      $ 124,687
         Payroll taxes                                   5,160         15,904
         Employee benefits                                  --            584
         Consulting fees
    and outside services                                17,000        146,540
         Rent                                            9,469         25,280
         Light, heat and power                           7,068         14,344
         Repairs and maintenance                           153            596
         Factory supplies and expenses                   1,817          5,940
         Research and product testing                   (3,317)        32,015
         Insurance                                       5,351         26,198
         Depreciation                                    5,032         14,894
         Bad debts                                      (4,300)         5,562
         Royalties                                       1,000         28,995
         Auto and truck expense                            669          2,604
         Sales promotion, advertising
           and public relations                            379         25,249
         Professional fees                              19,519         50,421
         Travel and transportation                       5,333         55,047
         Telephone                                       5,164         12,763
         Entertainment                                   3,640          9,427
         Office supplies and expense                     1,440         11,169
         Filing fee                                      4,239          4,239
         Dues and subscriptions                            477          1,495
         Bank fees and
          credit card charges                              570          4,820
         Miscellaneous expense                           8,075         12,715
                                                     ---------      ---------

              Total operating expenses               $ 135,217      $ 631,488

SCHEDULE "3": OTHER INCOME AND EXPENSE
         Interest expense                            $  18,890      $  51,056
         Interest income                                (1,716)        (2,172)
                                                     ---------      ---------

                  Total other income
                    and expense                      $  17,174      $  48,884
                                                     =========      =========